UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TippingPoint Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear TippingPoint Technologies, Inc. Stockholder:

The board of directors of TippingPoint Technologies, Inc. has approved a merger pursuant to which TippingPoint will be acquired by 3Com Corporation.

If the merger is completed, holders of TippingPoint’s common stock will receive $47.00 in cash, without interest, for each share of TippingPoint’s common stock they own.

Stockholders of TippingPoint will be asked, at a special meeting of TippingPoint’s stockholders, to adopt the merger agreement. In connection with its evaluation of the merger, the board engaged America’s Growth Capital, LLC to act as its financial advisor. America’s Growth Capital, LLC delivered its written opinion to our board of directors to the effect that, as of December 13, 2004, and based upon and subject to the factors and assumptions set forth in its written opinion, the $47.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair to such holders from a financial point of view. In addition, the board of directors of TippingPoint has unanimously determined that the merger is fair to, and in the best interests of, TippingPoint and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of TippingPoint unanimously recommends that TippingPoint’s stockholders vote FOR the adoption of the merger agreement.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

January 31, 2005

8:00 a.m., Central time

Renaissance Austin Hotel

The Brazos Room

9721 Arboretum Boulevard

Austin, Texas

The proxy statement attached to this letter provides you with information about the special meeting of the TippingPoint stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of TippingPoint common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Kip McClanahan

Chief Executive Officer

TippingPoint Technologies, Inc.

The proxy statement is dated January 6, 2005, and is first being mailed to stockholders of TippingPoint on or about January 10, 2005.

TIPPINGPOINT TECHNOLOGIES, INC.

7501B N. Capital of Texas Highway

Austin, Texas 78731

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 31, 2005

To the Stockholders of TippingPoint Technologies, Inc.:

A special meeting of stockholders of TippingPoint Technologies, Inc., a Delaware corporation, will be held on Monday, January 31, 2005 at 8:00 a.m., local time, at the Renaissance Austin Hotel, The Brazos Room, 9721 Arboretum Boulevard, Austin, Texas, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 13, 2004, among 3Com Corporation, a Delaware corporation, Topaz Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of 3Com, and TippingPoint, pursuant to which TippingPoint will become a wholly owned subsidiary of 3Com and each outstanding share of TippingPoint common stock will be converted into the right to receive $47.00 in cash, without interest; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of TippingPoint has fixed the close of business on January 3, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of TippingPoint’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, TippingPoint had 7,810,463 shares of common stock outstanding and entitled to vote. Holders of TippingPoint’s common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights”.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of TippingPoint’s common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR adoption of the merger agreement. If you fail to return your TippingPoint proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the TippingPoint special meeting but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

William J. Murphy

General Counsel and Secretary

Austin, Texas

January 6, 2005

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will TippingPoint’s stockholders receive in the merger?

A:	As a result of the merger, our stockholders will receive $47.00 in cash, without interest, for each share of our common stock they own, other than unvested shares of restricted stock, which will be treated as described below. For example, if you own 100 shares of our common stock, you will receive $4,700 in cash in exchange for your TippingPoint shares.

Q:	What will happen to my options and restricted stock in the merger?

A:	As a result of the merger, any options that are outstanding at the effective time of the merger will be converted into options to purchase 3Com’s common stock pursuant to the option exchange ratio contained in the merger agreement. Each share of restricted stock that is outstanding and unvested at the effective time of the merger will be converted into the right to receive $47.00 in cash upon vesting in accordance with the applicable restricted stock agreement and will be subject to the same risk of forfeiture or other conditions contained in the applicable restricted stock agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:	What vote is needed to adopt the merger agreement?

The affirmative vote of the holders of at least a majority of the outstanding shares of TippingPoint’s common stock is required to adopt the merger agreement. Certain of our officers, directors and stockholders, who beneficially owned an aggregate of approximately 52% of our outstanding common stock as of the record date, have entered into voting agreements to vote their shares during the term of the voting agreements in favor of the adoption of the merger agreement and against any proposal that would prevent, impede, delay or adversely affect the merger and have granted an irrevocable proxy to 3Com vote all of their shares in favor of the adoption of the merger agreement and against any proposal adverse to the merger.

Q:	How does TippingPoint’s board of directors recommend I vote?

A:	At a meeting held on December 13, 2004, our board of directors unanimously determined that the merger is fair to, and in the best interests of, TippingPoint and our stockholders, declared that the merger agreement is advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of TippingPoint unanimously recommends that you vote FOR adoption of the merger agreement.

Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	Do I need to attend the special meeting in person?

A:	No. You do not have to attend the special meeting in order to vote your TippingPoint shares. Your shares can be voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of TippingPoint stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:	Should I send in my TippingPoint stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $47.00 in cash, without interest, for each share of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We expect to complete the merger during the first calendar quarter of 2005. In addition to obtaining stockholder approval, we must satisfy all other closing conditions.

Q:	What if the proposed merger is not completed?

A:	It is possible that the proposed merger will not be completed. The proposed merger will not be completed if, for example, the holders of a majority of TippingPoint common stock do not vote to adopt the merger agreement. If the merger is not completed, TippingPoint will continue its current operations and will remain a publicly held company.

Q:	Am I entitled to appraisal rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions.

Q:	Will I owe taxes as a result of the merger?

A:	The merger will be a taxable transaction for United States federal income tax purposes (and also may be taxed under applicable state, local, and other tax laws). In general, for United States federal income tax purposes, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of TippingPoint common stock and (2) the tax basis of your shares of TippingPoint common stock. Refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	What other matters will be voted on at the special meeting?

A:	TippingPoint does not expect to ask its stockholders to vote on any other matters at the special meeting.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

TippingPoint Technologies, Inc.	Mellon Investor Solutions
7501B N. Capital of Texas Highway	44 Wall Street, 7th Floor
Austin, Texas 78731	New York, New York 10005
Attention: William J. Murphy, General Counsel	(800) 835-0447 (toll-free)
(512) 681-8320

i

APPENDICES
Agreement and Plan of Merger	Appendix A
Opinion of Financial Advisor	Appendix B
Delaware General Corporation Law Section 262—Appraisal Rights	Appendix C

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Forward-Looking Information

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, and risks regarding employee retention. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

The Parties

TippingPoint Technologies, Inc.

We are a leading provider of network-based intrusion prevention systems that deliver in depth application protection, infrastructure protection and performance protection for corporate enterprises, government agencies, service providers and academic institutions. Our innovative solution offers customers unmatched network-based security with unrivaled economics, ultra-high performance, scalability and reliability. Our company was originally incorporated in 1999. Since early 2001, our strategy has been to develop our network-based hardware security system offerings. In 2002, we announced the industry’s first intrusion prevention system, represented by our UnityOne line of products, and we have continued to add to the product line since that time.

Our executive offices are located at, and our mailing address is, 7501B N. Capital of Texas Highway, Austin, Texas 78731, and our telephone number at that address is (512) 681-8000.

3Com Corporation

3Com provides secure, converged data and voice networking products and solutions, as well as customer service and support, for enterprises and public sector organizations of all sizes. 3Com’s innovative, feature-rich networking products and solutions support the increasingly complex and demanding application environments found in today’s businesses. Its products and solutions enable customers to manage business-critical information efficiently, enhance employee productivity and improve the effectiveness of their business relationships. By enriching the user experience through innovative technology and high performance at an affordable cost, 3Com provides solutions to meet the demanding real-world needs of its customers. 3Com’s products and solutions are based on open technology standards, and are designed and engineered to reduce complexity, reliance on proprietary systems and total cost of ownership. Leveraging a two-tier distribution model, 3Com sells its products through a global network of value-added resellers, systems integrators and service providers. 3Com sales adds support to the channel through a direct touch salesforce that generates leads and provides technical expertise to its partners.

3Com’s executive offices are located at, and its mailing address is, 350 Campus Drive Marlborough, Massachusetts, 01752, and its telephone number at that address is (508) 323-5000.

Topaz Acquisition Corporation

Topaz Acquisition Corporation, a Delaware corporation (“Acquisition Sub”), was formed on December 13, 2004 for the sole purpose of merging with and into TippingPoint. Acquisition Sub has no operations and is a direct, wholly owned subsidiary of 3Com. In the merger, Acquisition Sub will be merged with and into TippingPoint, with TippingPoint as the surviving corporation.

Topaz Acquisition Corporation’s executive offices are located at, and its mailing address is, 350 Campus Drive, Marlborough, Massachusetts 01752, and its telephone number at that address is (508) 323-5000.

Merger Consideration

If the merger is completed, you will receive $47.00 in cash, without interest, in exchange for each share of our common stock that you own, other than unvested shares of restricted stock, which will be treated as described below.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a TippingPoint stockholder. You will receive your portion of the merger consideration after exchanging your TippingPoint stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

See “The Merger—Merger Consideration.”

Effect on Awards Outstanding Under TippingPoint’s Stock Plans

As a result of the merger, any options that are outstanding at the effective time of the merger will be converted into options to purchase 3Com’s common stock pursuant to the option exchange ratio contained in the merger agreement. Each share of restricted stock that is outstanding and unvested at the effective time of the merger will be converted into the right to receive $47.00 in cash upon vesting in accordance with the applicable restricted stock agreement and will be subject to the same risk of forfeiture or other conditions contained in the applicable restricted stock agreement.

See “The Merger—Effect on Awards Outstanding Under TippingPoint’s Stock Plans.”

Market Price and Dividend Data

Our common stock is listed on The Nasdaq National Market under the symbol “TPTI.” On December 10, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $41.66. On January 5, 2005, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $46.57. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger

In the course of its deliberations, our board of directors considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $47.00 per share to be paid as the consideration in the merger represents:

•	a premium of approximately $13.08, or 39% over the trailing average closing sales prices for our common stock as reported on The Nasdaq National Market for the 30 trading days ended December 10, 2004 of $33.92 per share,

•	a premium of approximately $7.76, or 20% over the trailing average closing sales prices for our common stock as reported on The Nasdaq National Market for the five trading days ended December 10, 2004 of $39.24 per share, and

•	a premium of approximately $5.34, or 13% over the $41.66 closing sale price for our common stock as reported on The Nasdaq National Market on December 10, 2004, the trading day prior to our board’s approval of the merger agreement;

•	the financial presentation and written opinion of America’s Growth Capital, LLC to our board of directors to the effect that, as of December 13, 2004, and based upon and subject to the factors and assumptions set forth in its written opinion, the $47.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair to such holders from a financial point of view (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by America’s Growth Capital in connection with the opinion, is attached as Appendix B to this proxy statement and should be read in its entirety);

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders’ adoption of the merger agreement with 3Com) in the manner provided in the merger agreement to certain takeover proposals that our board of directors determines in good faith constitute a superior offer, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances to enter into a transaction qualifying as a superior offer.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any potential future increase in our value;

•	the conditions to 3Com’s obligation to complete the merger and the right of 3Com to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of TippingPoint generally, as described in “Interests of Certain Persons in the Merger.”

Recommendation to Stockholders

Our board of directors has unanimously:

•	determined that the merger is fair to, and in the best interests of, TippingPoint and our stockholders;

•	declared the merger agreement advisable;

•	approved the merger agreement and the other transactions contemplated by the merger agreement; and

•	recommended that our stockholders vote FOR the adoption of the merger agreement.

See “The Merger—Reasons for the Merger and Board of Directors’ Recommendation.”

Opinion of Financial Advisor

America’s Growth Capital delivered its opinion to our board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in the written opinion, the $47.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair to such holders from a financial point of view.

The full text of the written opinion of America’s Growth Capital, dated December 13, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. Our stockholders should read the opinion in its entirety. America’s Growth Capital provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The America’s Growth Capital opinion is not a recommendation to any holder of our common stock as to any matter relating to the transaction.

See “The Merger—Opinion of TippingPoint’s Financial Advisor.”

The Special Meeting of TippingPoint Stockholders

Time, Date and Place. A special meeting of our stockholders will be held on Monday, January 31, 2005, at the Renaissance Austin Hotel, The Brazos Room, 9721 Arboretum Boulevard, Austin, Texas at 8:00 a.m., Central time, to consider and vote upon a proposal to adopt the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 3, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 7,810,463 shares of our common stock entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Certain of our officers, directors and stockholders, who beneficially owned an aggregate of approximately 52% of our outstanding common stock as of the record date, have entered into voting agreements to vote their shares during the term of the voting agreements in favor of the adoption of the merger agreement and against any proposal that would prevent, impede, delay or adversely affect the merger. Pursuant to these voting agreements, these stockholders have also granted 3Com an irrevocable proxy to vote their shares of our capital stock in favor of the adoption of the merger agreement and against any proposal adverse to the merger.

Share Ownership of Directors and Management. Our current executive officers and directors and certain of our affiliates beneficially owned approximately 61% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date.

See “The Special Meeting.”

Interests of Certain Persons in the Merger

When considering the unanimous recommendation by our board of directors in favor of the adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for our directors and officers will be continued if the merger is completed;

•	the vesting of options or restricted stock held by certain of our officers will accelerate as a result of the merger or may accelerate if their employment is terminated following the merger; and

•	Kip McClanahan, our Chief Executive Officer and a director, will receive 50,000 shares of common stock upon the execution of a non-competition agreement with us, which agreement is expected to be executed immediately prior to the merger.

See “Interests of Certain Persons in the Merger”

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction of various conditions, which include the following:

•	the holders of a majority of the outstanding shares of our common stock on the record date must have voted in favor of adoption of the merger agreement;

•	no statute, rule, regulation, executive order, decree, injunction or other order, whether temporary, preliminary or permanent, that has the effect of making the merger illegal or otherwise prohibiting the completion of the merger shall have been enacted, issued, promulgated, enforced or entered by any governmental entity; and

•	all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and under any applicable material foreign antitrust laws must have expired or been terminated prior to the effective time of the merger.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of 3Com must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be true and correct would not materially and adversely affect the ability of 3Com and Acquisition Sub to consummate the merger or pay the merger consideration; and

•	each of 3Com and Acquisition Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed at or prior to the closing of the merger.

3Com will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on us;

•	we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed at or prior to the closing of the merger; and

•	no material adverse effect with respect to us and our subsidiaries shall have occurred since the date of the merger agreement.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Conditions to the Completion of the Merger.”

Limitation on Considering other Acquisition Proposals

We have agreed, subject to certain exceptions arising out of the fiduciary duties of our board of directors, that we will not, and will not authorize or permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ officers, directors, affiliates or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives retained by us or them, to, directly or indirectly:

•	solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of any other acquisition proposal;

•	participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any other acquisition proposal;

•	approve, endorse or recommend any other acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any other acquisition proposal or transaction.

The merger agreement does provide that our board of directors may enter into a confidentiality agreement with, or enter into negotiations or discussions with, any person or group in response to an acquisition proposal submitted and not withdrawn by such person or group, if:

•	neither we nor our subsidiaries nor any of our or their representatives have violated the restrictions set forth above;

•	our board of directors has in good faith concluded (after consultation with our outside legal counsel and financial advisor) that such other acquisition proposal is, or is reasonably expected to result in, a superior offer;

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that the action is required in order for our board of directors to comply with its fiduciary duties to our stockholders under applicable law;

•	concurrently with providing any nonpublic information to such person or group, we give 3Com written notice of our intention to furnish nonpublic information;

•	concurrently with providing any nonpublic information to such person or group, we receive from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information provided by us to such person or group, the terms of which are at least as restrictive to such person or group as those in the confidentiality agreement entered into with 3Com;

•	contemporaneously with providing any nonpublic information to such person or group, we provide such nonpublic information to 3Com; and

•	concurrently with entering into discussions and negotiations with such person or group, we give 3Com written notice of our intention to enter into discussions and negotiations with such person or group.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—No Solicitation.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger under certain circumstances, including:

•	by mutual written consent of 3Com and us;

•	by either 3Com or us, if the merger has not been completed by June 30, 2005;

•	by either 3Com or us, if any governmental entity issues any final and non-appealable order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either 3Com or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

•	by us, upon the approval of our board of directors, if our board of directors concludes in good faith after consultation with our outside legal counsel that it is required to terminate the merger agreement by its fiduciary duties to our stockholders in connection with entering into a definitive agreement with respect to an acquisition proposal which qualifies as a superior offer;

•	by either 3Com or us, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions to the completion of the merger would not be satisfied;

•	by 3Com in the event we breach any of the provisions regarding solicitation of an acquisition proposal;

•	by 3Com if a material adverse effect on TippingPoint has occurred since the date of the merger agreement and has not been, or is incapable of being, cured within 30 days of written notice of such material adverse effect; or

•	by 3Com if any of the following “triggering events” occurs:

•	our board of directors or any of its committees for any reason withdraws or withholds, or amends, changes, qualifies or modifies in a manner adverse to 3Com, its unanimous recommendation in favor of the adoption of the merger agreement or the approval of the merger;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any contract accepting any other acquisition proposal;

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with 3Com, and we have not sent to our stockholders, within ten business days after such a tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•	our board of directors fails to reaffirm its approval or recommendation of the merger agreement within five days after receipt of a written request from 3Com to do so.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Termination.”

Expenses and Termination Fees

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses.

The merger agreement requires, however, that we pay 3Com a termination fee of $12,000,000 if, among other things:

•	3Com terminates the merger agreement as a result of a “triggering event,” as described above;

•	the fiduciary duties of our board of directors requires us to terminate the merger agreement in connection with our entering into a definitive agreement related to an acquisition proposal which qualifies as a superior offer;

•	3Com terminates the merger agreement because either the effective time of the merger has not occurred before June 30, 2005 or we failed to obtain the required approval of our stockholders, and any of the following occurs:

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five days prior to the earlier of June 30, 2005 or the meeting of our stockholders to vote on the merger, as may be applicable, and within 12 months following the termination of our merger agreement with 3Com, an acquisition of us is completed; or

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five days prior to the earlier of June 30, 2005 or the meeting of our stockholders to vote on the merger, as may be applicable, and within 12 months following the termination of our merger agreement with 3Com, we enter into a letter of intent or similar document or contract that provides for any acquisition of us.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Termination Fee.”

Voting Agreements

Simultaneously with the execution and delivery of the merger agreement, John McHale, the McHale-Mathesson Foundation, Paul Zito, Z Start I, L.P., the McHale Family Trust, Donald K. McKinney, the McKinney Family Trust, Watershed Capital I, L.P., James E. Cahill, Craig Cantrell, Marc Willebeek-LeMair, and James A. Hamilton each entered into an agreement with TippingPoint and 3Com to vote their shares during the term of the voting agreements in favor of the adoption of the merger agreement and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger. As of the record date, such persons beneficially owned approximately 52% of the shares entitled to vote at the special meeting. Pursuant to these voting agreements, these stockholders have also granted 3Com an irrevocable proxy to vote their shares of our capital stock in favor of the adoption of the merger agreement and against any proposal adverse to the merger.

See “The Merger Agreement and Voting Agreements—The Voting Agreements.”

Accounting Treatment

3Com will account for the merger by the purchase method. See “The Merger—Accounting Treatment.”

Appraisal Rights

Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporations Law (“DGCL”), holders of record of our common stock who do not vote in favor of the adoption of the merger agreement and otherwise comply with the requirements of Section 262 of the DGCL, are entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of those appraisal rights. These procedures are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix C. These rights are discussed more fully under the section entitled “The Merger—Appraisal Rights.”

INFORMATION ABOUT TIPPINGPOINT

General

TippingPoint is a leading provider of network-based intrusion prevention systems that deliver in depth application protection, infrastructure protection and performance protection for corporate enterprises, government agencies, service providers and academic institutions. We operate in one business segment, the sale of network security systems.

Our company was originally incorporated in 1999. Since early 2001, our strategy has been to develop our network-based hardware security system offerings. In 2002, we announced the industry’s first intrusion prevention system, represented by our UnityOne line of products, and we have continued to add to the product line since that time.

Our innovative approach offers customers unmatched network-based security with unrivaled economics, ultra-high performance, scalability and reliability. Our solutions protect companies that depend on business-critical IT infrastructure to operate. In order to more fully protect these businesses, our product line encompasses a wide range of intrusion prevention systems and security policy management systems.

Management And Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of the record date.

Name	Age	Positions Held with Us
Kip McClanahan	36	Chief Executive Officer and Director
James A. Hamilton	42	President
Adam Chibib	38	Chief Financial Officer
Craig S. Cantrell	45	Vice President of Development
Marc Willebeek-LeMair	42	Chief Technology Officer
John F. McHale	48	Chairman
Richard D. Eyestone	58	Director
Donald K. McKinney	56	Director
Paul S. Zito	49	Director
David Sikora	43	Director
Kenny Van Zant	34	Director

INFORMATION ABOUT 3COM AND ACQUISITION SUB

3Com Corporation

3Com Corporation was incorporated on June 4, 1979. 3Com provides secure, converged data and voice networking products and solutions, as well as customer service and support, for enterprises and public sector organizations of all sizes. 3Com’s innovative, feature-rich networking products and solutions support the increasingly complex and demanding application environments found in today’s businesses. Its products and solutions enable customers to manage business-critical information efficiently, enhance employee productivity and improve the effectiveness of their business relationships. By enriching the user experience through innovative technology and high performance at an affordable cost, 3Com provides solutions to meet the demanding real-world needs of its customers. 3Com’s products and solutions are based on open technology standards, and are designed and engineered to reduce complexity, reliance on proprietary systems and total cost of ownership. Leveraging a two-tier distribution model, 3Com sells its products through a global network of value-added resellers, systems integrators and service providers. 3Com sales adds support to the channel through a direct touch salesforce that generates leads and provides technical expertise to its partners.

3Com offers enterprise networking products and solutions for enterprises and public sector organizations of all sizes. 3Com offers a broad line of converged networking solutions to fit the business needs of customers from the very small (10 to 100 users) to the very large (from one thousand to many thousands of users), in different industries, and around the world, by delivering scalability, rich functionality, high performance, reliability, and security in networking solutions that are well suited for a variety of enterprise and public sector environments.

In fiscal 2004, 3Com began operating in a single business segment focused primarily on enterprise networking. This single enterprise networking business reflects a streamlined management and operating structure encompassing all of 3Com’s operations, including its connectivity business that it previously operated and reported as a separate segment and which 3Com expects will continue to diminish.

Acquisition Sub

Acquisition Sub is a Delaware corporation formed on December 13, 2004 for the sole purpose of engaging in the merger and related transactions. Acquisition Sub has no operations and is a direct, wholly owned subsidiary of 3Com. In the merger, Acquisition Sub will be merged with and into TippingPoint, with TippingPoint as the surviving corporation.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently listed on The Nasdaq National Market under the symbol “TPTI”. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on The Nasdaq National Market.

	Price Range ($)
Quarter Ending	High	Low
April 30, 2002	11.68	6.86
July 31, 2002	13.50	8.80
October 31, 2002	12.89	7.88
January 31, 2003	14.25	7.52
April 30, 2003	10.75	6.00
July 31, 2003	9.49	6.02
October 31, 2003	19.40	7.30
January 31, 2004	34.04	14.30
April 30, 2004	31.00	19.50
July 31, 2004	28.64	17.78
October 31, 2004	28.98	18.01

As of January 3, 2005, there were approximately 395 holders of record of our common stock.

The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq National Market on December 10, 2004, the last full trading day before the public announcement of the proposed merger, and on January 5, 2005, the latest practicable trading day before the printing of this proxy statement:

Common Stock Closing Price
December 10, 2004	$41.66
January 5, 2005	$46.57

We have never declared or paid cash dividends on our common stock. Our board of directors currently intends to retain our earnings to support operations and to finance expansion and does not currently intend to pay cash dividends on our common stock in the foreseeable future. In addition, our loan agreement prohibits us from paying any cash dividends during the term of the agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the Renaissance Austin Hotel, The Brazos Room, 9721 Arboretum Boulevard, Austin, Texas at 8:00 a.m., Central time, on Monday, January 31, 2005.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt the merger agreement. Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, TippingPoint and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of TippingPoint unanimously recommends that TippingPoint’s stockholders vote FOR the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on January 31, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 7,810,463 shares of our common stock were issued and outstanding and held by approximately 395 holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement.

Voting by TippingPoint’s Directors, Executive Officers and Certain Stockholders

Simultaneously with the execution and delivery of the merger agreement, John McHale, the McHale-Mathesson Foundation, Paul Zito, Z Start I, L.P., the McHale Family Trust, Donald K. McKinney, the McKinney Family Trust, Watershed Capital I, L.P., James E. Cahill, Craig Cantrell, Marc Willebeek-LeMair, and James A. Hamilton each entered into an agreement with TippingPoint and 3Com to vote their shares during the term of the voting agreements in favor of the merger and against any proposal that would prevent, impede, delay or adversely affect the merger. As of the record date, such persons beneficially owned approximately 52% of the shares entitled to vote at the special meeting. Pursuant to these voting agreements, these stockholders have also granted 3Com an irrevocable proxy to vote their shares of our capital stock in favor of adoption of the merger agreement and against any proposal adverse to the merger.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. The directors and officers and employees of TippingPoint may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Appendix A to this proxy statement.

Background of the Merger

Our board of directors and management review, on a regular basis, potential strategic alternatives, including possible strategic transactions or alliances with other companies that approach us or that we approach. Beginning with the appointment of Kip McClanahan as our Chief Executive Officer in January 2004, our management focused considerable time and effort on cultivating strategic relationships with leading technology security companies, networking companies, telecommunications companies and value-added resellers as a means of achieving greater product diversity, enhanced distribution channels and increased market penetration.

From January 2004 through November 2004, Mr. McClanahan and other members of our senior management engaged from time to time in discussions with representatives of other companies that are considered to be the most likely companies to have a strategic interest in our business. Such discussions included potential strategic relationships, alliances and other transactions. None of these discussions resulted in proposals that our management considered attractive to our stockholders.

During the first week of October 2004, James A. Hamilton, our President, had a telephone conversation with Steven M. Rust, Director of Business Development for 3Com, in which they discussed the background of the companies and TippingPoint’s product and go-to-market strategy. On October 12, 2004, Mr. Hamilton, Marc Willebeek-LeMair, our Chief Technology Officer, and Mr. Rust participated in a conference call to discuss TippingPoint’s products and to understand how the two companies might be able to work together. The discussions included a product overview, a high level description of our underlying technology and insight into our business model and channel strategy. The conference call concluded with the parties agreeing to have future discussions centered around a possible partnership or OEM relationship. On October 15, 2004, we entered into a Mutual Non-Disclosure Agreement with 3Com.

On October 19, 2004, a conference call took place among Mr. Hamilton, Mr. Rust and Anik Bose, Vice President of Corporate Business Development of 3Com. These discussions included a more comprehensive review of our products and technology, a discussion of our target markets, significant customer wins and a discussion regarding our distribution methods and how we leverage our distribution channels. The conference call ended with a request by 3Com to meet in person and to begin conversations with senior executives of TippingPoint.

On October 27, 2004, Mr. McClanahan, Mr. Hamilton, Mr. Willebeek-LeMair, and Adam Chibib, our Chief Financial Officer, met with Mr. Bose and Mr. Rust in 3Com’s offices in San Jose, California. Sudhakar Ramakrishna, Vice President of Product Management for 3Com, participated by telephone conference. The discussions included a technology and product overview, an architecture and design overview, a review of key product attributes and features and deployment options, a competitive analysis, a market overview, a market sizing analysis, market trends, sales and channel strategies, and a review of our historical financial information.

On November 1, 2004, Mr. McClanahan and Mr. Bose had a telephone conversation in which they agreed that discussions between the two companies should continue. During this telephone conversation, discussion shifted away from entering into a possible partnership or OEM agreement with 3Com to a possible acquisition of us by 3Com. It was determined that a meeting in Austin with a broader set of individuals was the appropriate next step.

On November 10, 2004, Mr. McClanahan and Bruce Clafin, 3Com’s Chief Executive Officer, met in Boston, Massachusetts. The meeting focused on the culture of TippingPoint and the strength of the existing TippingPoint management team.

On November 11, 2004, representatives from both TippingPoint and 3Com met in Austin to discuss further detailed information regarding our business and market.

From November 11 through November 18, 2004, Mr. McClanahan had a number of telephone conversations with individual members of our board of directors, including John McHale, the Chairman of our board of directors, and Paul Zito, regarding the strategic fit between 3Com and TippingPoint, how TippingPoint could contribute to the current 3Com business strategy and whether a possible business combination with 3Com could benefit our stockholders.

On November 16, 2004, Mr. McClanahan and Mr. Clafin had a telephone conversation to discuss the broad outlines of a potential acquisition proposal from 3Com.

On November 19, 2004, we received a due diligence request list from 3Com containing a list of documents and materials that 3Com desired to review with regard to us and our business. Between November 20, 2004 and December 2, 2004, James Cahill, our Vice President, Homeland Security Solutions, and William J. Murphy, our General Counsel and Secretary, compiled the requested materials.

On Thursday, November 24, 2004, we received from 3Com a proposal letter and a letter agreement containing revised confidentiality and non-disclosure provisions, as well as a provision requiring us to negotiate exclusively with 3Com. The proposal letter discussed certain terms of a proposed acquisition of us by 3Com, indicating that 3Com would consider offering a purchase price of $42.00 per share. The proposal letter was expressly subject to change based on 3Com’s continuing due diligence.

On Sunday, November 28, 2004, our management discussed the proposal letter and the proposed exclusivity agreement with our legal counsel. On Monday, November 29, 2004, our board of directors met with our management and legal counsel to discuss the proposal letter from 3Com and the proposed exclusivity arrangement. During this meeting, our board of directors considered and reviewed, among other things:

•	its fiduciary duties in connection with deciding whether to respond to the proposals from 3Com and its fiduciary duties should it decide to proceed with discussions;

•	recent market research performed by various investment banking firms with respect to valuation methodologies and comparable companies;

•	potential values for our common stock based on such research and the premium of the 3Com offer over the trading price for our common stock;

•	the historic and projected growth of our revenues and our expected profitability;

•	our operational challenges and the market challenges we face over the short to medium term; and

•	our ability to compete with larger competitors over the medium to long term without combining with a networking or other company.

Our board of directors instructed management to retain an investment banker to advise the board regarding the fairness of the 3Com proposal to our stockholders and to generally advise the board and management regarding a possible acquisition of TippingPoint and the other strategic alternatives available to us. Our board of directors determined that it would not support 3Com’s proposal at the price per share indicated in the 3Com proposal letter, but directed management to continue discussions with 3Com and to seek a more attractive proposal from 3Com. Following the meeting of our board of directors on Monday, November 29, 2004, Mr. McClanahan met with Mr. Bose and Neal Goldman, Senior Vice President, Management Services General Counsel and Corporate Secretary of 3Com, to discuss 3Com’s proposal and to seek to obtain terms that were more attractive to our stockholders.

On Tuesday, November 30, 2004, we engaged America’s Growth Capital, LLC as our financial advisor. We also engaged special legal counsel for Delaware law and fiduciary duty issues. Also on November 30, 2004,

Mr. Bose called Mr. McClanahan and indicated that 3Com would consider offering a per share purchase price of $47.00 per share, subject to continuing due diligence and a six-week binding exclusivity agreement.

Later on Tuesday, November 30, 2004, our board of directors met to discuss the revised proposal from 3Com. Mr. McClanahan indicated that 3Com had informed him that the revised proposal was the highest and best price that 3Com was prepared to offer. Representatives of America’s Growth Capital reviewed certain preliminary financial analyses with our board of directors, including analyses relating to our recent trading performance and the proposed transaction value reflected in the November 30 proposal. Our board of directors directed America’s Growth Capital to contact certain companies that we considered to be most likely to have an interest in acquiring us who had not recently been contacted by our management. Our board of directors discussed 3Com’s requirement for an exclusivity period and concluded that entering into an exclusivity arrangement with 3Com was in our best interests because, among other reasons:

•	3Com would not proceed with discussions without such arrangement;

•	management had engaged in discussions over the prior months with other likely strategic partners without any attractive proposals resulting from those discussions; and

•	America’s Growth Capital was likely to make contact with further potential strategic partners while management negotiated the terms of the exclusivity arrangement.

Our board of directors directed management to continue discussions with 3Com, to negotiate the terms of an exclusivity arrangement with 3Com that would have a shorter term and to seek other modifications to the proposed exclusivity agreement.

Additionally, on November 30, 2004, members of 3Com’s senior management met with our management in Austin to discuss the merits of a business combination.

From November 30, 2004 to December 2, 2004, management negotiated the terms of an exclusivity agreement with 3Com. During the same period, America’s Growth Capital contacted potential strategic partners for TippingPoint who had not recently been contacted by management, which comprised six companies. We did not receive any written or oral acquisition proposal from any of those companies. On December 2, 2004, 3Com delivered a revised letter confirming that it would consider offering a per share purchase price of $47.00, and we entered into the exclusivity agreement with 3Com that provided for an exclusive 19-day negotiation period with 3Com, confidentiality and non-disclosure, and a prohibition on 3Com and affiliates from acquiring shares of our common stock.

From December 2, 2004 until December 12, 2004, 3Com and its representatives conducted due diligence on us, including substantial document and legal review, meetings with our executive officers and discussions with our legal counsel.

On December 10, 2004, we were notified by a company with which we previously had discussions regarding a strategic transaction that this company was not currently interested in a strategic transaction with, or acquisition of, TippingPoint.

On Thursday, December 9, 2004, we received an initial draft of the merger agreement from legal counsel for 3Com. We scheduled meetings in Austin, Texas with legal counsel and representatives of 3Com to negotiate the terms of the merger agreement. On December 11, 3Com communicated to us their requirement that the merger agreement be executed prior to the open of business on Monday, December 13. On Saturday morning, December 11, management met with certain members of our board of directors to discuss the initial draft of the merger agreement, the issues raised by the draft and 3Com’s proposed timetable for the negotiations. Based on the draft merger agreement and other considerations, management determined that it was in our best interests to attempt to meet 3Com’s deadline. Throughout the day, the parties negotiated the outstanding issues relating to the proposed merger agreement. On Saturday evening, December 11, our board of directors met, with our management, legal counsel and financial advisor present, to discuss the status of negotiations and outstanding issues on the proposed merger agreement. The board of directors directed management to proceed with the negotiations only if certain significant issues in the proposed merger agreement could be resolved in our favor.

Throughout Saturday night and Sunday, December 12, the parties negotiated the outstanding issues relating to the proposed merger agreement and reached favorable resolution on many of these outstanding issues. On Sunday evening, December 12, our board of directors met again, with our management, legal counsel and financial advisor present, and discussed the resolution of certain issues and the remaining significant issues relating to the proposed merger agreement. A representative of America’s Growth Capital then reviewed with our board of directors its financial analysis with respect to the proposed transaction. Following its presentation, America’s Growth Capital delivered its oral opinion to our board of directors to the effect that, as of that date, and based upon and subject to the factors and assumptions discussed with the board of directors and set forth in its proposed written opinion, the $47.00 per share in cash to be received by the holders of our outstanding common stock was fair to such holders from a financial point of view.

Throughout Sunday night, December 12, and Monday morning, December 13, the parties continued to negotiate and finalize the proposed merger agreement. On Monday morning, December 13, our board of directors again met, with our management, legal counsel and financial advisor present. Our legal counsel summarized the terms of the merger agreement, including the resolution of all remaining significant issues. A representative of America’s Growth Capital confirmed its financial analysis from the Sunday, December 12 meeting of our board of directors, and delivered its oral and written opinion to our board of directors to the effect that, as of December 13, 2004, and based upon and subject to the factors and assumptions discussed with the board of directors and set forth in its written opinion, the $47.00 per share in cash to be received by the holders of our outstanding common stock is fair to such holders from a financial point of view. See “—Opinion of TippingPoint’s Financial Advisor.” After further discussions and deliberation, our board of directors unanimously (i) determined that the terms of the merger agreement and the Merger are fair to, and in the best interests of, TippingPoint and our stockholders and declared the merger agreement advisable, (ii) approved the merger agreement and the other transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted to our stockholders at a special meeting for the purpose of adopting the merger agreement and (iv) recommended that the holders of our shares of common stock vote for the adoption of the merger agreement.

Prior to the open of trading on the Nasdaq National Market on Monday, December 13, 2004, we and 3Com executed the merger agreement and certain of our directors, executive officers and other stockholders entered into the voting agreements. We and 3Com then issued a joint press release announcing the merger agreement.

Reasons for the Merger and Board of Directors’ Recommendation

Reasons for the Merger. The terms of the merger agreement and the proposed merger are the result of arm’s-length negotiations between representatives of TippingPoint and representatives of 3Com. In arriving at its decision to approve and recommend the merger agreement for adoption by TippingPoint’s stockholders, our board of directors considered a number of factors, including, but not limited to, the following:

•	our current and historical financial condition and our results of operations as a stand-alone company;

•	the views of our management as to our prospects and strategic objectives as an independent company and the risks involved in achieving those prospects and objectives;

•	whether it is an advisable time to consider the sale of TippingPoint;

•	current industry, economic and market conditions and trends in the markets in which we compete, including the likelihood of consolidation (both in terms of the possibility of other acquirors appearing and a corresponding decrease in the number of potential acquirors from other consolidation activity);

•	our current and historical market valuation and other companies in our sector, volatility and trading information with respect to our common stock, and the possibility of a revaluation by the market of TippingPoint and the sector;

•	the possible alternatives to the merger (including other acquisition or combination possibilities for TippingPoint and the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with 3Com presents a superior opportunity to such alternatives;

•	the effects of the proposed transaction on employees, customers, suppliers, communities and any other relevant constituencies, to the extent that these considerations relate to stockholder value;

•	the importance of market position, significant scale and scope, and financial resources to our ability to continue to compete effectively in today’s environment, and to function effectively as an independent company; and

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $47.00 per share to be paid as the consideration in the merger represents:

•	a premium of approximately $13.08, or 39% over the trailing average closing sales prices for our common stock as reported on The Nasdaq National Market for the 30 trading days ended December 10, 2004 of $33.92 per share,

•	a premium of approximately $7.76, or 20% over the trailing average closing sales prices for our common stock as reported on The Nasdaq National Market for the five trading days ended December 10, 2004 of $39.24 per share, and

•	premium of approximately $5.34, or 13% over the $41.66 closing sale price for our common stock as reported on The Nasdaq National Market on December 10, 2004, the last trading day prior to our board’s approval of the merger agreement;

•	the financial presentation and written opinion of America’s Growth Capital to our board of directors to the effect that, as of December 13, 2004, and based upon and subject to the factors and assumptions set forth in the written opinion, the $47.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair to such holders from a financial point of view (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by America’s Growth Capital in connection with the opinion, is attached as Appendix B to this proxy statement);

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders’ adoption of the merger agreement with 3Com) in the manner provided in the merger agreement to certain acquisition proposals that our board of directors determines in good faith constitute a superior offer, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances to enter into a transaction qualifying as a superior offer.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any potential future increase in our value;

•	the conditions to 3Com’s obligation to complete the merger and the right of 3Com to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of TippingPoint generally, as described in “Interests of Certain Persons in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation. After careful consideration, our board of directors has unanimously determined that the merger is fair to, and in the best interests of, TippingPoint and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF TIPPINGPOINT UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Opinion of TippingPoint’s Financial Advisor

America’s Growth Capital, LLC has acted as financial advisor to TippingPoint in connection with the proposed merger. On December 13, 2004, America’s Growth Capital rendered its opinion to the board of directors that as of such date, and based on the matters described in the opinion, the consideration to be received in the proposed merger was fair to the stockholders of TippingPoint from a financial point of view. No limitations were imposed by the board of directors with respect to the investigations made or procedures followed by America’s Growth Capital in rendering its opinion.

The full text of the fairness opinion letter, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by America’s Growth Capital in connection with the opinion is attached to this proxy statement as Appendix B. Stockholders are urged to read America’s Growth Capital’s fairness opinion letter in its entirety. The fairness opinion was prepared for the benefit and use of our board of directors in its consideration of the merger and does not constitute a recommendation to stockholders as to how they should vote or as to any other matter relating to the merger. The fairness opinion does not address the relative merits of the merger or any other transactions or business strategies discussed by our board of directors as alternatives to the merger or the underlying business decision of our board of directors to proceed with or to effect the merger, except with respect to the total consideration to be received by TippingPoint stockholders from a financial point of view. The summary of America’s Growth Capital’s fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of America’s Growth Capital’s opinion letter.

In connection with the preparation of America’s Growth Capital’s fairness opinion, America’s Growth Capital, among other things:

•	discussed with management the results of management’s discussions with five previous potential acquirors and conducted an investigation of six further potential acquirors as to the likelihood of further offers to acquire TippingPoint;

•	reviewed the terms of the merger agreement;

•	reviewed financial statements and other financial and operating data concerning TippingPoint prepared by our management;

•	reviewed the premiums implied by the offer price of $47.00 per share compared to the trading prices one day, 30 days and 60 days prior to the announcement date with 129 selected transactions in the technology industry since January 1, 2004;

•	compared some aspects of the financial performance of TippingPoint with comparable public companies;

•	analyzed available public information concerning other mergers and acquisitions comparable in whole or in part with the merger and the implied valuations paid for those transactions;

•	assessed TippingPoint’s value using a discounted cash flow analysis of projected future cash flows; and

•	participated in discussions with our management concerning the operations, business strategy, financial performance and prospects for TippingPoint as well as the strategic objectives of the merger.

In conducting its review and in arriving at its fairness opinion, America’s Growth Capital relied on and assumed the accuracy and completeness of the financial statements and other information provided by us or otherwise made available to America’s Growth Capital and did not assume independent responsibility to verify the information. America’s Growth Capital further relied on the assurances of our management that the information provided was prepared on a reasonable basis in accordance with industry practice, and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of our management as to the expected future financial performance of TippingPoint and that our management was not aware of any information or facts that would make the information provided to America’s Growth Capital incomplete or misleading.

In arriving at the fairness opinion, America’s Growth Capital did not perform any appraisals or valuations of specific assets or liabilities of TippingPoint and was not furnished with any appraisals or valuations.

America’s Growth Capital did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which we or any of our respective affiliates were a party or may be subject. At our direction and with our consent, America’s Growth Capital did rely upon certain information provided by us regarding the possible assertion of claims, outcomes or damages arising out of those matters relating to pending or threatened litigation, possible unasserted claims or other contingent liabilities to which we may be subject in the future. Although developments following the date of America’s Growth Capital’s fairness opinion may affect the opinion, America’s Growth Capital assumed no obligation to update, revise or reaffirm the opinion.

The following is a summary of the material sources of information and valuation methodologies employed by America’s Growth Capital to arrive at its opinion. America’s Growth Capital performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results.

Market Test

America’s Growth Capital conferred with our management regarding its prior discussions with certain identified companies regarding the feasibility of an acquisition of TippingPoint, and the potential valuations discussed. TippingPoint’s board of directors further directed America’s Growth Capital to commence targeted discussions regarding the feasibility of a potential sale beginning on November 30, 2004. During the prior six month period, TippingPoint management had discussions with certain likely strategic partners. With management’s input, America’s Growth Capital contacted certain additional potential partners not previously contacted by our management over a three day period until an exclusivity agreement with 3Com was signed. At the time America’s Growth Capital delivered a fairness opinion on December 13, 2004, no written or oral proposal to purchase or acquire TippingPoint had been received from any of the contacted potential strategic partners.

Analysis of Premiums Paid in Selected Transactions

America’s Growth Capital reviewed the premiums paid on 129 selected transactions in the technology industry announced since January 1, 2003 (the “Technology Transactions”). America’s Growth Capital analyzed the premium of the offer prices over the trading prices one day, 30 days and 60 days prior to the announcement date for the Technology Transactions and the premiums implied for us, based on the consideration to be received in the Merger pursuant to the Merger Agreement.

Analysis of Selected Publicly Traded Companies

To provide contextual data and comparative market information, America’s Growth Capital compared selected historical operating and financial data and ratios for TippingPoint to the corresponding financial data and ratios of certain other companies (the “Selected Companies”), whose securities are publicly traded and which America’s Growth Capital believes have operating, market valuation and trading valuations similar to what might be expected of TippingPoint. These companies were:

•	Cisco Systems

•	F5 Networks

•	Internet Security Systems

•	Juniper Networks

•	McAfee

The data and ratios include price/earnings multiples for calendar years ended 2005 and 2006, enterprise value of the Selected Companies as multiples of last twelve months’, or LTM, revenues and calendar year 2005 estimated revenues, estimates of revenue growth for 2004 versus revenue growth for 2003, estimates of revenue growth for 2005 versus estimates of revenue growth for 2004, and adjusted last quarter operating margin. The information used is based on the closing stock prices on December 10, 2004.

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to TippingPoint. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or TippingPoint.

Analysis of Selected Transactions

America’s Growth Capital reviewed the financial terms, to the extent publicly available, of ten transactions (the “Security/Networking Transactions”) involving the acquisition of companies in the security/networking industry, which were announced or completed since January 1, 2003. These transactions were (listed as acquiror/target):

•	Juniper Networks / Netscreen

•	CIENA / Catena Networks

•	Computer Associates / Netegrity

•	Symantec / Brightmail

•	Lucent / Telica

•	Check Point / Zone Labs

•	Cisco Systems / Okena

•	Network Associates / Entercept Security

•	Tekelec / Taqua

•	CyberGuard / Webwasher

America’s Growth Capital reviewed the enterprise value, that is the market capitalization of the selected company, plus total debt, less cash and equivalents paid in the Security/Networking Transactions as a multiple of LTM revenues. Estimated multiples paid in the comparable merger and acquisition transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

Although the Security/Networking Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to TippingPoint. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or TippingPoint.

Discounted Cash Flow Analysis

America’s Growth Capital estimated a range of present values of projected cash flows as a stand alone entity based on projections for the years ending 2004-2008 and an appropriate discount rate. America’s Growth Capital obtained a terminal valuation based on the revenue multiple and growth in perpetuity methodologies.

Conclusion

While the foregoing summarizes the analyses and factors that America’s Growth Capital deemed material, it is not a comprehensive description of all analyses and factors considered by America’s Growth Capital. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. America’s Growth Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying America’s Growth Capital’s fairness opinion. The conclusions reached by America’s Growth Capital may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, America’s Growth Capital considered general economic, market and financial conditions and other matters, many of which are beyond the control of TippingPoint.

Pursuant to its letter agreement with us, America’s Growth Capital will receive a fairness opinion fee of $500,000, an additional bring-down opinion fee of $100,000 per bring-down opinion, and a discretionary performance payment, plus reimbursement of expenses. We have also agreed to indemnify and hold harmless America’s Growth Capital and its affiliates and any person, director, employee or agent acting on behalf of America’s Growth Capital or any of its affiliates, or any person controlling America’s Growth Capital or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by America’s Growth Capital as financial advisor to us. The terms of the fee arrangement with America’s Growth Capital, which we and America’s Growth Capital believe are customary in transactions of this nature, were negotiated at arm’s-length.

America’s Growth Capital was retained based on its experience as a financial advisor and its knowledge of our company and our business. As part of its investment banking business, America’s Growth Capital is frequently engaged in the valuation of technology businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.

Appraisal Rights

If the merger is consummated, our stockholders who choose not to vote in favor of the merger will have the right to elect an appraisal of the fair market value of their shares of our common stock, and to receive the fair market value of such shares in lieu of the consideration contemplated by the merger and the merger agreement, in accordance with the provisions of Section 262 of the DGCL.

THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER DELAWARE LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, WHICH IS ATTACHED HERETO AS APPENDIX C.

FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. TIPPINGPOINT STOCKHOLDERS WHO VOTE TO ADOPT THE MERGER AGREEMENT WILL NOT HAVE A RIGHT TO HAVE THEIR SHARES OF OUR COMMON STOCK APPRAISED OR OTHERWISE BE ENTITLED TO APPRAISAL RIGHTS. A STOCKHOLDER WHO DESIRES TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF OUR COMMON STOCK HELD BY HIM, HER OR IT TO US.

TippingPoint stockholders considering seeking appraisal rights under Delaware law should note that they could receive a value for their shares that is more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of an electing stockholder, the court may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged against the value of all shares that are under these proceedings. TIPPINGPOINT STOCKHOLDERS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

At the effective time of the merger, the shares of our common stock held by an electing stockholder will be canceled, and such stockholder will be entitled to no further rights except the right to receive payment of the fair value of such holder’s shares. However, if the TippingPoint stockholder fails to perfect or withdraws or loses his or her appraisal rights with respect to his or her shares of our common stock, such holder’s shares will not be purchased by us as set forth below, and such holder will receive the applicable merger consideration in exchange for his or her common stock under the terms of the merger agreement.

Holders of our common stock who demand the appraisal of such holders’ shares and who do not vote in favor of the merger are entitled to certain appraisal rights under the DGCL in connection with the merger. Such holders who perfect their appraisal rights and follow the procedures in the manner prescribed by the DGCL will be entitled to have their shares converted into the right to receive from us such consideration as may be determined by the Court of Chancery (the “Court”) to be due pursuant to the DGCL. Any stockholder who wishes to demand appraisal rights, or who wishes to preserve his or her right to do so, should review this section carefully, since failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of such rights.

REFERENCE IS MADE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C, FOR A COMPLETE STATEMENT OF THE APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS. THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT SECTION.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Each stockholder electing to demand the appraisal of his or her shares shall deliver to us, within 20 days after the date of the mailing of the notice of approval of the merger, a written demand for appraisal of his, her or its shares of our common stock. A written demand will be sufficient if it reasonably informs us of the identity of the stockholder and that such stockholder intends to demand the appraisal of his, her or its shares of our common stock. Such written demand should be delivered to us c/o 3Com at 350 Campus Drive, Marlborough, Massachusetts, 01752, Attention: General Counsel.

At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us shall have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholder’s request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective date of the merger, the surviving corporation or any electing stockholder who is entitled to appraisal rights may file a petition with the Court demanding a determination of the value of the stock of all such electing stockholders. We have no present intention to file such a petition if demand for appraisal is made. Note that if no petition is filed within the allotted time, then the right of the electing stockholder to an appraisal may cease.

At the hearing on such petition, the Court shall determine the stockholders who are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. The Court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.

To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall control.

Accounting Treatment

3Com will account for the merger by the purchase method.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Acquisition Sub, a wholly owned subsidiary of 3Com and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of 3Com.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by 3Com or Acquisition Sub, shares held by any direct or indirect wholly owned subsidiary belonging to us or 3Com and those shares held by stockholders who perfected their appraisal rights (as described in “—Appraisal Rights”), will be canceled and automatically converted into the right to receive $47.00 in cash, without interest. Treasury shares, shares of our common stock held by 3Com or Acquisition Sub and shares held by our or 3Com’s wholly owned subsidiaries will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $47.00 per share in cash, without interest. The price of $47.00 per share was determined through arm’s-length negotiations between 3Com and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $47.00 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the paying agent will send a letter of transmittal to each former TippingPoint stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of 3Com, as promptly as practicable in accordance with the paying agent’s customary procedures, $47.00 in cash for each share represented by the stock certificate, and the corresponding stock certificate will be cancelled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to 3Com or any of its agents that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards Outstanding Under TippingPoint’s Stock Plans

Stock Options. At the effective time of the merger, all options to purchase TippingPoint’s common stock, whether vested or unvested, outstanding under all stock option plans or other equity-related plans of TippingPoint, including the Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, will be assumed by 3Com and be converted into options to purchase 3Com’s common stock on the same terms and conditions as were applicable immediately prior to the effective time of the merger, provided that:

•	the number of shares of 3Com common stock for which each option will be exercisable will be adjusted to equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by a fraction, the numerator of which will be $47.00 and the denominator of which will be the average of the closing sales prices of 3Com common stock for the five trading days ending on the trading day that is two trading days prior to the closing of the merger; and

•	the exercise price per share will be adjusted to equal the exercise price per share of each option immediately prior to the merger divided by a fraction, the numerator of which will be $47.00 and the denominator of which will be the average of the closing sales prices of 3Com common stock for the five trading days ending on the trading day that is two trading days prior to the closing of the merger.

Restricted Stock. If any shares of TippingPoint’s restricted stock are outstanding and unvested immediately prior to the effective time of the merger, the right to receive cash in exchange for such restricted stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other conditions contained in the applicable restricted stock agreement. The cash to be paid upon conversion of any unvested share of restricted stock will be withheld by the paying agent and paid by the paying agent to each holder in accordance with the vesting and other provisions contained in the applicable restricted stock agreement.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by 3Com and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing of the merger, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or at such other time as agreed to by 3Com and us.

Delisting and Deregistration of TippingPoint’s Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

General. The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of TippingPoint common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with U.S. holders that hold shares of TippingPoint common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding TippingPoint common stock as “qualified small business stock,” persons holding TippingPoint common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, persons whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired TippingPoint common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used in this proxy statement, a “U.S. holder” means a beneficial owner of TippingPoint common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity (classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

If a partnership holds stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold notes are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

Consequences of the Merger to TippingPoint Stockholders. The receipt of cash in exchange for TippingPoint common stock in the merger or as a result of the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the TippingPoint common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held the TippingPoint common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Federal Income Tax Backup Withholding. A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, each U.S. holder should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to U.S. holders if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

We strongly urge each U.S. holder to consult its own tax advisor as to the specific tax consequences of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws, in view of the U.S. holder’s particular circumstances.

Regulatory Matters

United States Antitrust. Under the HSR Act and the rules that have been promulgated under the Act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted.

The merger of TippingPoint with Acquisition Sub and the conversion of shares of TippingPoint stock into rights to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSRAct, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by 3Com and us. Both 3Com and TippingPoint have filed the required notification and report forms, and we are awaiting expiration or termination of the waiting period.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or another person could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

Foreign Antitrust. Notifications and antitrust reviews may be required in one or more foreign jurisdictions. The parties are currently evaluating the need for such notifications. Those material to the completion of the merger will be effected as soon as possible.

General. It is possible that any of the governmental entities, including foreign governmental entities, with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that 3Com or TippingPoint will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions. We also cannot assure you that the required regulatory approvals will be obtained within the time frame contemplated by us or on terms that will be satisfactory to 3Com and TippingPoint

Continuation of TippingPoint’s Employee Benefits

The merger agreement provides that effective no later than the day immediately preceding the effective time of the merger, TippingPoint shall terminate all of its group severance, separation or salary continuation plans, programs or arrangements and any and all Section 401(k) plans. However, 3Com has agreed that as soon as practicable after the effective time of the merger, it will provide the employees of TippingPoint and its subsidiaries who remain employed with 3Com with substantially similar types and levels of employment benefits as those provided to similarly situated employees of 3Com.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The following is a brief summary of certain aspects of the merger agreement and the voting agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated by reference. Stockholders of TippingPoint are urged to read the merger agreement carefully.

The Merger Agreement

Conditions to the Completion of the Merger. Each party’s obligation to effect the merger is subject to the satisfaction of various conditions, which include the following:

•	the holders of a majority of the outstanding shares of our common stock as of the record date must have voted in favor of adoption of the merger agreement;

•	no statute, rule, regulation, executive order, decree, injunction or other order, whether temporary, preliminary or permanent, that has the effect of making the merger illegal or otherwise prohibiting the completion of the merger shall have been enacted, issued, promulgated, enforced or entered by any governmental entity; and

•	all applicable waiting periods under the HSR Act and under any applicable material foreign antitrust laws must have expired or been terminated prior to the effective time of the merger.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of 3Com must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be true and correct would not materially and adversely affect the ability of 3Com and Acquisition Sub to consummate the merger or pay the merger consideration; and

•	each of 3Com and Acquisition Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed at or prior to the closing of the merger.

3Com will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on us;

•	we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed at or prior to the closing of the merger; and

•	no material adverse effect with respect to us and our subsidiaries shall have occurred since the date of the merger agreement.

Material Adverse Effect. Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us or any other entity, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the entity and its subsidiaries taken as a whole, or the ability of any entity to perform its obligations under the merger agreement and timely complete the transactions contemplated by the merger agreement. However, none of the following will be deemed, by itself or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a material adverse effect on us:

•	any change in the market price or trading volume of our common stock after the date of the merger agreement;

•	any failure by us to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement;

•	any adverse change, event, violation, inaccuracy, circumstance or effect:

•	that results from the loss, diminution or disruption of our customer, distributor or supplier relationships that results from, or is primarily attributable to, the public announcement or pendency of the merger;

•	that results from, or is attributable to, conditions affecting the industries in which we participate, the United States economy as a whole, or foreign economies where we or any of our subsidiaries have material operations or sales (where such changes do not, in each case, disproportionately affect us or any of our subsidiaries);

•	that results from or is primarily attributable to our compliance with the terms of, or the taking of any action required by, the merger agreement; or

•	that is required by any change in laws or accounting requirements or principles that has occurred or become effective after the date of the merger agreement; or

•	the institution of litigation against us or any of our officers or directors alleging breach of fiduciary duties in connection with our entry into the merger agreement.

No Solicitation. We have agreed, subject to certain exceptions arising out of fiduciary duties of our board of directors, that we will not, and will not authorize or permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ officers, directors, affiliates or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives retained by us or them, to, directly or indirectly:

•	solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of any other acquisition proposal (as described below);

•	participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any other acquisition proposal;

•	approve, endorse or recommend any other acquisition proposal; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal or transaction.

In the event that one of our officers or directors becomes aware of the receipt of any acquisition proposal or any inquiry which our board of directors reasonably believes would lead to an acquisition proposal, we must promptly provide to 3Com notice of the material terms of the acquisition proposal or inquiry, the identity of the person or group making such acquisition proposal or inquiry, and a copy of all written materials provided in connection therewith.

The merger agreement does provide that our board of directors may enter into a confidentiality agreement with, or enter into negotiations or discussions with, any person or group in response to an acquisition proposal submitted and not withdrawn by such person or group, if:

•	neither we nor our subsidiaries nor any of our or their representatives have violated the restrictions set forth above;

•	our board of directors concludes in good faith, after consultation with our outside legal counsel and financial advisor, that such other acquisition proposal is, or is reasonably expected to result in, a superior offer (as described below);

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that the action is required in order for the board of directors to comply with its fiduciary duties to our stockholders under applicable law;

•	concurrently with providing any nonpublic information to such person or group, we give 3Com written notice of our intention to furnish nonpublic information;

•	concurrently with providing any nonpublic information to such person or group, we receive from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information provided by us to such person or group, with customary limitations, the terms of which are at least as restrictive to such person or group as those in the confidentiality agreement entered into with 3Com;

•	contemporaneously with providing any nonpublic information to such person or group, we provide such nonpublic information to 3Com; and

•	concurrently with entering into discussions and negotiations with such person or group, we give 3Com written notice of our intention to enter into discussions and negotiations with such person or group.

The merger agreement provides that the term “acquisition proposal” means any offer or proposal (other than an offer or proposal by 3Com or Acquisition Sub) relating to any transaction or series of related transactions involving:

•	any acquisition or purchase from us by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in our total outstanding voting securities, or that of any of our subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of our total outstanding voting securities, or that of any of our subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of our assets; or

•	any liquidation or dissolution of us.

The merger agreement provides that the term “superior offer” means any unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of TippingPoint or a majority of the total outstanding common stock of TippingPoint and as a result of which the stockholders of TippingPoint immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that our board of directors has in good faith concluded (after consultation with our outside legal counsel and our financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to TippingPoint’s stockholders than the terms of the merger with 3Com and for which financing, to the extent required, is then committed or, in the good faith judgment of the board or directors, such financing is reasonably capable of being consummated.

The merger agreement provides that in response to a superior offer, our board of directors may amend, change, withdraw or modify its unanimous recommendation in favor of the merger at any time prior to our stockholders’ special meeting to vote on the adoption of the merger agreement, but only to terminate the merger agreement in accordance with the termination procedures described below under “—Termination,” and only if:

•	a superior offer (as described below) is made to us and is not withdrawn;

•	TippingPoint has provided written notice of the superior offer to 3Com in accordance with the merger agreement;

•	3Com has not within five days of its receipt of such notice from TippingPoint made an offer that our board of directors by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable, from a financial point of view, to TippingPoint’s stockholders as such superior offer;

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that in light of such superior offer, the withdrawal, amendment, change or modification of its recommendation is required in order for it to comply with its fiduciary duties to our stockholders under applicable law; and

•	neither we nor any of our subsidiaries nor any of our or their representatives have violated any of the restrictions regarding solicitation set forth above in connection with such superior offer.

Termination. The merger agreement may be terminated at any time prior to the effective time of the merger under certain circumstances, including:

•	by mutual written consent of 3Com and us;

•	by either 3Com or us, if the merger has not been completed by June 30, 2005 for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of, or resulted in, the failure of the merger to be completed by June 30, 2005, and such action or failure to act constituted a breach of the merger agreement;

•	by either 3Com or us, if any governmental entity issues any final and nonappealable order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either 3Com or us, if our stockholders do not approve the merger agreement at a duly held stockholders meeting, provided, however, that the right to terminate the merger agreement for the failure to obtain the required approval of our stockholders will not be available to us where such failure was caused by our action or failure to act and our action or failure to act constitutes a breach by us of the merger agreement;

•	by us, upon the approval of our board of directors, if our board of directors concludes in good faith, after consultation with our outside legal counsel, that it is required to terminate the merger agreement by its fiduciary duties to our stockholders under applicable law in connection with entering into a definitive agreement with respect to an acquisition proposal which qualifies as a superior offer, provided that we have complied with our obligations described above under “—No Solicitation”;

•	by either 3Com or us, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, or if any representation or warranty has become untrue, in either case such that any of the conditions to the completion of the merger would not be satisfied as of the time of the breach or as of the time such representation or warranty became untrue, provided that such breach or inaccuracy has not been, or is incapable of being, cured within 30 days after delivery of written notice of such breach or inaccuracy to the other party;

•	by 3Com in the event we breach any of the provisions regarding solicitation relating to an acquisition proposal;

•	by 3Com if a material adverse effect on TippingPoint has occurred since the date of the merger agreement and has not been, or is incapable of being cured within 30 days after delivery of written notice of such material adverse effect to us; or

•	by 3Com if any of the following “triggering events” occurs:

•	our board of directors or any of its committees for any reason withdraws or withholds, or amends, changes, qualifies or modifies in a manner adverse to 3Com, its unanimous recommendation in favor of the adoption of the merger agreement or the approval of the merger;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any contract accepting any other acquisition proposal;

•	a tender or exchange offer relating to our securities is commenced by a person unaffiliated with 3Com, and we have not sent to our stockholders, within ten business days after such a tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•	our board of directors fails to reaffirm its approval or recommendation of the merger agreement within five days after receipt of a written request from 3Com to do so.

Termination Fee. The merger agreement requires that we pay 3Com a termination fee of $12,000,000, if, among other things:

•	3Com terminates the merger agreement as a result of a triggering event, as described above;

•	the fiduciary duties of our board of directors requires us to terminate the merger agreement in connection with our entering into a definitive agreement related to an acquisition proposal which qualifies as a superior offer;

•	3Com terminates the merger agreement because either the effective time of the merger has not occurred before June 30, 2005 or we failed to obtain the required approval of our stockholders, and any of the following occurs:

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five days prior to the earlier of June 30, 2005 or the meeting of our stockholders to vote on the merger, as may be applicable, and within 12 months following the termination of our merger agreement with 3Com, an acquisition of us is completed; or

•	a third party has announced an acquisition proposal and has not publicly withdrawn the acquisition proposal at least five days prior to the earlier of June 30, 2005 or the meeting of our stockholders to vote on the merger, as may be applicable, and within 12 months following the termination of our merger agreement with 3Com, we enter into a letter of intent or similar document or contract that provides for any acquisition of us.

Conduct of Business Pending the Merger. Under the merger agreement, we have agreed that prior to the earlier of the termination of the merger agreement or the effective time of the merger, subject to certain exceptions, unless we obtain 3Com’s written consent (which consent may not be unreasonably withheld or delayed) we will and will cause each of our subsidiaries to:

•	carry on our and their businesses in the usual, regular and ordinary course in substantially the same manner as conducted up until now and in compliance with all applicable laws and regulations;

•	pay our liabilities and taxes when due;

•	pay or perform other material obligations when due;

•	use reasonable efforts to assure that each of our or their material contracts entered into after the date of the merger agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger;

•	maintain each of our or their leased premises in accordance with the terms of the applicable lease in all material respects;

•	notify and give 3Com the opportunity to participate in the defense or settlement of any litigation to which the we are a party; and

•	use commercially reasonable efforts consistent with our and their past practices and policies to preserve intact our and their present business organization, keep available the services of our and their present employees, and preserve our and their relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which we or they have business dealings.

We have agreed to notify 3Com of any event involving our or our subsidiaries’ businesses or operations occurring outside the ordinary course of business which could reasonably be expected to result in a material adverse effect on TippingPoint.

In addition, we have agreed that, among other things and subject to certain exceptions, neither we nor any of our subsidiaries may, without 3Com’s written consent (which consent may not be unreasonably withheld or delayed):

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any stock options or other rights granted under any of TippingPoint’s stock plans or TippingPoint’s Employee Stock Purchase Plan or the vesting of the securities purchased or purchasable under such Company’s stock options or other rights or the vesting schedule or repurchase rights applicable to any shares of restricted stock that are unvested;

•	amend or change any other terms of TippingPoint stock options or unvested shares of restricted stock or other rights granted under TippingPoint’s stock plans;

•	authorize cash payments in exchange for any of TippingPoint’s stock options or other rights granted under TippingPoint’s stock plans or the securities purchased or purchasable under such stock options or rights;

•	grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any employee except pursuant to written agreements, policies or plans outstanding on the date of the merger agreement and as previously disclosed to 3Com, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date of the merger agreement (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

•	transfer or license to any person or entity or otherwise extend, amend or modify any rights to our intellectual property;

•	enter into grants to transfer or license to any person future rights to our intellectual property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice, provided that in no event may we license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any of our intellectual property, or enter into any contract (i) providing for any site licenses that contain pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (ii) requiring us to use “best efforts” or limiting our right to engage in any line of business or to compete with any person, or (iii) not otherwise in compliance with the terms of the merger agreement;

•	enter into any contract requiring TippingPoint (i) to pay in excess of $50,000 individually, (ii) to provide a minimum amount of products or services with commitments over the life of such contract in excess of $400,000, or (iii) to provide products or services at a fixed price for a period of more than 12 months;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of our capital stock;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of our capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of our capital stock or the capital stock of our subsidiaries, except repurchases of unvested shares at or below cost in connection with the termination of an employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement, provided that no repurchases shall be permitted in the event the per share repurchase price is greater than the per share consideration to be received by the stockholders pursuant to the merger agreement;

•	issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of our capital stock or any securities convertible into shares of our capital stock, or subscriptions, rights, warrants or options to acquire any shares of our capital stock or any securities convertible into shares of our capital stock, or enter into other agreements or commitments of any character obligating us to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of our common stock pursuant to the exercise of stock options outstanding as of the date of the merger agreement, or shares of our common stock issuable to participants under our Employee Stock Purchase Plan consistent with its terms and subject to requirements of the merger agreement;

•	cause, permit or submit to a vote of our stockholders any amendments to our charter documents (or similar governing instruments of any of our subsidiaries);

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

•	sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets not in excess of $10,000 individually or $50,000 in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice, provided such property or assets are not material, individually or in the aggregate, to our business and the business of our subsidiaries taken as a whole;

•	enter into any agreement for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, knowingly violate or terminate any of the terms of any real estate leases;

•	make any loan, advance (other than business expense advances to employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any person (other than investments in and capital contributions to any subsidiary that is directly or indirectly wholly owned by TippingPoint for the primary purpose of employing persons in a foreign country), incur any indebtedness for borrowed money (other than indebtedness for borrowed money under TippingPoint’s contracts already disclosed to 3Com and incurred in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of TippingPoint, enter into any “keep well” or other agreement to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, enter into any hedging agreement or other financial agreement or arrangement designed to protect TippingPoint or its subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	adopt, terminate or amend any employee stock purchase or employee stock option plan or amend any benefits, entitlements or awards made or granted thereunder;

•	enter into any employment contract or collective bargaining agreement;

•	pay any special bonus or special remuneration to any director, consultant or employee;

•	increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of our employees;

•	pay any benefit not provided for as of the date of the merger agreement under any of TippingPoint’s plans, policies or agreements providing for compensation;

•	add any new members to the board of directors;

•	pay, discharge, settle or satisfy any liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities recognized or disclosed in our financial statements (or the notes thereto) included in our SEC filings for our fiscal quarter ended October 31, 2004 or incurred since October 31, 2004 in the ordinary course of business consistent with past practices;

•	waive the benefits of, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any material contract to which we or any of our subsidiaries is a party or of which we or any of our subsidiaries is a beneficiary;

•	enter into, modify or amend, or terminate any contract of a nature required to be disclosed to 3Com under the terms of the merger agreement, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	enter into or amend any contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of TippingPoint’s products, services intellectual property or business, or containing any non-competition covenants or other material restrictions relating to its or 3Com’s business activities or the effect of which would be to grant to a third party following the merger the actual or potential right to license any intellectual property owned by 3Com or its subsidiaries;

•	except as required by GAAP or SEC rules and regulations, revalue any of our assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in our accounting methods, principles or practices;

•	enter into, renew or materially modify any contracts relating to the distribution, sale, license or marketing by third parties of our or our subsidiaries’ products or services or products or services licensed by us or our subsidiaries, other than renewals of existing contracts on a nonexclusive basis or modifications in connection with renewals of existing contracts on a nonexclusive basis, or new nonexclusive contracts, either of which can be terminated without penalty upon notice of 60 days or less, and which are otherwise in compliance with the merger agreement;

•	make or change any material tax election or tax accounting method (except as required by GAAP) that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of us or any of our subsidiaries;

•	enter into any tax sharing or similar agreement;

•	settle or compromise any material tax liability or consent to any extension or waiver of any limitation period with respect to taxes;

•	other than taking any action permitted in connection with a superior offer (as described above under “—No Solicitation”), engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the completion of the merger;

•	hire any employee (except that if an employee is terminated for cause or is constructively terminated or voluntarily terminates (including by death or disability) his or her employment, a replacement may be engaged as a contractor to temporarily fill the terminated employee’s position, provided any consideration payable for services rendered by such replacement is of a kind and amount similar to that paid for such terminated employee and that is otherwise permitted by the merger agreement, and any such agreement with any such replacement shall be terminable, at the sole option of 3Com, without penalty, at the effective time of the merger);

•	terminate any employee (except for terminations for cause), or take any action that would allow any employee to claim a constructive termination or termination for “good reason”;

•	make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $200,000 in the aggregate, other than pursuant to contracts existing on the date of the merger agreement that were disclosed to 3Com;

•	commence or settle any threatened or pending litigation (other than any litigation to enforce any of our rights under the merger agreement);

•	adopt, implement or amend any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to 3Com or any of its affiliates or the transactions contemplated by the merger agreement;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied, other than the termination of the merger agreement pursuant to its terms or actions to enforce our rights under the merger agreement;

•	make any capital expenditures, capital additions, capital improvements or other expenditures in excess of $600,000 in the aggregate;

•	materially change the amount of any insurance coverage;

•	fail to timely file any of the forms, reports and documents required to be filed with the SEC;

•	materially change the manner in which we extend warranties or credits to customers;

•	enter into any contract or transaction in which any officer, director, employee, agent or stockholder of us or any of our subsidiaries (or any member of their families) has an interest under circumstances that, if entered immediately prior to the date of the merger agreement, would have been required to be disclosed to 3Com; or

•	agree in writing or otherwise to take any of the actions described above, or any action which would reasonably be expected to make any of TippingPoint’s representations or warranties contained in the merger agreement untrue or incorrect as of the time of such breach or as of the time such representation or warranty shall have become untrue or prevent TippingPoint from performing or cause TippingPoint not to perform one or more covenants required hereunder to be performed by TippingPoint.

Reasonable Efforts. Except as otherwise limited by the terms of the merger agreement, we and 3Com have each agreed to use our commercially reasonable efforts to take all actions and to do and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to complete the merger, including using commercially reasonable efforts to accomplish the following:

•	taking all reasonable actions necessary to satisfy the conditions to the merger;

•	obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities;

•	making all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and taking all reasonable steps as necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entities;

•	obtaining all consents, approvals or waivers from third parties required as a result of the merger;

•	defending any suit, claim, action, investigation or proceeding, whether judicial or administrative, challenging the merger and the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional documents reasonably necessary to complete the merger and to fully carry out the purposes of the merger agreement.

However, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violating any antitrust laws, 3Com will not be required to:

•	litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or

•	make proposals, execute or carry out agreements or submit to orders providing for:

•	the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of 3Com or any of its affiliates or TippingPoint;

•	the imposition of any limitation or restriction on the ability of 3Com or any of its affiliates to freely conduct their business or TippingPoint’s business or own such assets, or

•	the holding separate of the shares of our common stock or any limitation or regulation on the ability of 3Com or any of its affiliates to exercise full rights of ownership of the shares of our common stock.

Amendment; Extension and Waiver. The parties may amend the merger agreement at any time by the execution of a writing signed by 3Com and us.

At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Any extensions or waivers must be in writing and any delays in exercising any right under the merger agreement will not constitute a waiver of such right.

Expenses. The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses.

Representations and Warranties. The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of 3Com and us;

•	our subsidiaries;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of 3Com and us;

•	compliance with charter documents or equivalent organizational documents and all legal requirements regarding this transaction by each of 3Com and us;

•	the absence of any conflict with or breach or default of a contract, or the modification of 3Com’s, our or our subsidiaries’ or a third-party’s rights under a contract, that would create a material adverse effect on us or prevent or materially delay consummation of the merger or otherwise prevent us or 3Com from performing our or their obligations under the merger agreement;

•	the acquisition of required consents, approvals, orders and authorizations of governmental authorities and regulating bodies by each of 3Com and us;

•	the absence of any undisclosed default or violation of any legal requirements or contracts by us or our subsidiaries that would prevent us from obtaining a material benefit or expose us to a material liability;

•	the acquisition of and compliance with all material permits, licenses, variances, exemptions, orders and approvals from governmental entities which are required for us or our subsidiaries to operate our business and hold our property;

•	the timeliness and accuracy of the documents we have filed with the SEC, including our financial statements and other information contained in such documents;

•	the status of our consolidated cash, cash equivalents and certificates of deposit as of the date of the merger agreement;

•	the adequacy of our “disclosure controls and procedures,” as that term is used in SEC rules promulgated under the Exchange Act;

•	the absence of any undisclosed liabilities against us or our subsidiaries;

•	the absence of any undisclosed instances in which we or our subsidiaries have brought about (i) an event or condition that creates some material adverse effect on us, (ii) dividends or other distributions, stock splits, combinations or reclassifications of our capital stock, (iii) certain compensation payments and adjustments, (iv) changes in financial or tax accounting methods or the valuation of assets, (v) the incurrence, creation or assumption by us of any encumbrance or material liability not previously disclosed to 3Com or not incurred in the ordinary course of business, or (vi) any negotiation or agreement to do any of the things listed in this paragraph, in each case since October 31, 2004;

•	the absence of any undisclosed outstanding or threatened litigation or governmental investigations and the absence of any governmental challenges or questions regarding our legal right to conduct business as presently or previously conducted;

•	our employee benefit plans;

•	our compliance with employment and labor laws;

•	the absence of any pending, threatened or anticipated work stoppage or labor strike against us;

•	the accuracy of information supplied by each of 3Com and us in connection with this proxy statement;

•	the absence of any contract, commitment, judgment, injunction, order or decree binding on us that has the effect of prohibiting or materially impairing our or our subsidiaries’ business practices, ability to acquire property or ability to conduct our or our subsidiaries’ businesses as currently conducted;

•	our real property holdings, including good title, rights to leased real property and liens on leased real property;

•	the good operating condition and repair of our and our subsidiaries’ plants, structures and material equipment;

•	tax matters with respect to us;

•	environmental matters and compliance with environmental laws;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amount of fees payable to other advisors by us in connection with the merger agreement;

•	our intellectual property;

•	certain of our material contracts;

•	the absence of any undisclosed breach, violation or default of our contracts by us, our subsidiaries or a third-party that would allow any other party to the contract to terminate the contract or seek material damages;

•	our insurance policies;

•	our receipt of a fairness opinion from America’s Growth Capital that the merger consideration is fair to our stockholders from a financial point of view;

•	our board’s unanimous (i) determination that the merger agreement is fair to our stockholders, (ii) approval of the merger and related transactions subject to stockholder approval and (iii) determination to recommend that stockholders adopt the merger agreement;

•	our satisfaction of the Delaware Takeover Statute under Section 203 of Delaware law, and the absence of any other state takeover statute or similar statute or regulation that applies to the merger;

•	the disclosure of all officers and directors and their affiliates who have (i) an interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that we or our subsidiaries furnish or sell or propose to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to us or our subsidiaries any goods or services, or (iii) an interest in any entity that makes loans to or guaranties on behalf of, or borrows or seeks guaranties from us or our subsidiaries, and (iv) a beneficial interest in any contract to which we or our subsidiaries are a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity”;

•	the absence of any prior operations of Acquisition Sub; and

•	the sufficiency of 3Com’s resources to pay the merger consideration.

TippingPoint Certificate of Incorporation. As of the effective time of the merger, our certificate of incorporation will be amended and restated to read the same as the certificate of incorporation of Acquisition Sub, except that as of the effective time of the merger the name of the surviving corporation of the merger will be “TippingPoint Technologies, Inc.”

TippingPoint Bylaws. As of the effective time of the merger, our bylaws will be amended and restated to read the same as the bylaws of Acquisition Sub.

The Voting Agreements

In order to induce 3Com to enter into the merger agreement, simultaneously with the execution and delivery of the merger agreement, John McHale, the McHale-Mathesson Foundation, Paul Zito, Z Start I, L.P., the McHale Family Trust, Donald K. McKinney, the McKinney Family Trust, Watershed Capital I, L.P., James E. Cahill, Craig Cantrell, Marc Willebeek-LeMair, and James A. Hamilton each entered into an agreement with TippingPoint and 3Com to vote their shares during the term of the voting agreements in favor of the merger and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger. As of the record date, such persons beneficially owned approximately 52% of the shares entitled to vote at the special meeting. Pursuant to these voting agreements, these stockholders have also granted 3Com an irrevocable proxy to vote their shares of our capital stock in favor of the adoption of the merger agreement and against any proposal adverse to the merger.

None of the stockholders who are parties to the voting agreements were paid additional consideration in connection with entering a voting agreement. However, you should be aware that certain of these stockholders are members of our board of directors and/or executive officers, and they may have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

Pursuant to the voting agreements, each stockholder who is a party agreed not to sell shares of our capital stock owned as of the date of the merger agreement or acquired by such stockholder after the date of the merger agreement, either directly or indirectly, by such stockholder until the earlier of the termination of the merger agreement or the effective time of the merger.

These voting agreements will terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table presents information regarding beneficial ownership of our common stock as of January 3, 2005 (the record date) by:

•	each person who we know owns beneficially more than 5% of our common stock;

•	each of our directors;

•	our chief executive officer and each of our four other most highly compensated executive officers; and

•	all our executive officers and directors as a group.

Unless otherwise indicated, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as our address. Furthermore, under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire the power to vote or dispose of the shares, including any right to acquire through the exercise of any option, warrant or right.

As a result of the voting agreements between 3Com and certain officers, directors and stockholders of TippingPoint described elsewhere in this proxy statement, 3Com may be deemed to beneficially own the shares subject to the voting agreements, which in the aggregate grant 3Com a proxy to vote 4,033,720 shares, or approximately 52% of TippingPoint’s common stock. The following table does not give effect to these voting agreements. At the close of business on the record date, there were 7,810,463 shares of our common stock outstanding.

	Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
John F. McHale (2)	1,903,818	24.4%
Richard D. Eyestone (3)	13,334	*
Kip McClanahan (4)	95,241	1.2%
Donald K. McKinney (5)	13,334	*
Paul S. Zito (6)	212,386	2.7%
David Sikora (7)	15,000	*
Kenny Van Zant (8)	15,000	*
Adam Chibib (9)	82,500	1.1%
Craig S. Cantrell (10)	97,885	1.3%
Marc Willebeek-LeMair (11)	125,752	1.6%
James A. Hamilton (12)	158,333	2.0%
The McKinney Family Trust (13)	1,257,036	16.1%
Watershed Capital I, L.P. (14)	324,869	4.2%
033 Growth Partners I, L.P. (15)	714,657	9.2%
033 Growth Partners II, L.P. (15)	714,657	9.2%
Oyster Pond Partners, L.P. (15)	714,657	9.2%
033 Growth International Fund, Ltd. (15)	714,657	9.2%
All directors and officers as a group (17 persons) (16)	4,314,488	53.2%

*	Less than 1%.
(1)	The address of The McKinney Family Trust and Watershed Capital I, L.P. is P.O. Box 460190, Ft. Lauderdale, Florida 33346. The address of 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., and 033 Growth International Fund, Ltd is 125 High Street, Suite 1405, Boston, Massachusetts 02110. The address of each other beneficial owner is c/o TippingPoint, 7501B N. Capital of Texas Highway, Austin, Texas 78731.

(2)	Includes 1,780,387 shares held by Mr. McHale individually, 50,097 shares held in trust for the benefit of Mr. McHale’s family members, 66,667 shares held in the McHale-Mattson Foundation and 6,667 shares that Mr. McHale may acquire upon the exercise of options exercisable within the next 60 days. More detailed information relating to Mr. McHale’s beneficial ownership of TippingPoint’s securities may be found in his Schedule 13D filed with the Securities Exchange Commission (the “SEC”) on December 22, 2000 and subsequent amendments thereto.
(3)	Includes 13,334 shares that Mr. Eyestone may acquire upon the exercise of options exercisable within the next 60 days.
(4)	Includes 240 shares held by Mr. McClanahan and 95,001 shares that Mr. McClanahan may acquire upon the exercise of options exercisable within the next 60 days.
(5)	Includes 13,334 shares that Mr. McKinney may acquire upon the exercise of options exercisable within the next 60 days. Does not include 1,257,036 shares held by The McKinney Family Trust of which Mr. McKinney is a co-trustee and beneficiary. Does not include 324,869 shares held by Watershed Capital I, L.P. Mr. McKinney is a manager of the general partner of the general partner of Watershed Capital I, L.P.
(6)	Includes 106,612 shares held by Mr. Zito individually, 85,773 shares held for the benefit of Mr. Zito by Z Start I, L.P., and 20,001 shares that Mr. Zito may acquire upon the exercise of options exercisable within the next 60 days.
(7)	Includes 15,000 shares that Mr. Sikora may acquire upon the exercise of options exercisable within the next 60 days.
(8)	Includes 15,000 shares that Mr. Van Zant may acquire upon the exercise of options exercisable within the next 60 days.
(9)	Includes 82,500 shares of restricted stock that may be forfeited by Mr. Chibib upon the occurrence of certain events.
(10)	Includes 52,084 shares held by Mr. Cantrell individually and 45,801 shares that Mr. Cantrell may acquire upon the exercise of options exercisable within the next 60 days.
(11)	Includes 53,251 shares held by Dr. Willebeek-LeMair individually, 334 shares held by Dr. Willebeek-LeMair’s family members and 72,501 shares that Dr. Willebeek-LeMair may acquire upon the exercise of options exercisable within the next 60 days.
(12)	Includes 8,333 shares held for the benefit of Mr. Hamilton by Petoskey Stone Ltd., 37,500 shares held by Mr. Hamilton individually and 112,500 shares of restricted stock that may be forfeited upon the occurrence of certain events.
(13)	Donald K. McKinney, one of our Directors, is co-trustee and a beneficiary of The McKinney Family Trust. Excludes 324,869 shares held directly by Watershed Capital I, L.P. with respect to which The McKinney Family Trust disclaims beneficial ownership (Donald K. McKinney, a trustee of the trust is a manager of the general partner of the general partner of Watershed Capital I, L.P.).
(14)	Donald K. McKinney, one of our Directors, is a manager of the general partner of the general partner of Watershed Capital I, L.P.
(15)	The 714,657 shares include shares owned by 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P. and 033 Growth International Fund, Ltd. 033 Asset Management, LLC is the investment manager of 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P. and 033 Growth International Fund, Ltd. and has sole power to direct the management of these entities. Lawrence C. Longo, Jr., Chief Operating Officer, of 033 Asset Management, LLC has sole voting power with respect to the shares held by, and Michael T. Vigo, managing member, of 033 Asset Management, LLC has sole dispositive power with respect to the shares held by, 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P. and 033 Growth International Fund, Ltd. More detailed information relating to 033 and its affiliates’ beneficial ownership of TippingPoint’s securities may be found in its Schedule 13D filed with the SEC on October 23, 2003 and subsequent amendments thereto.
(16)	Includes 296,639 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 195,000 shares of restricted stock that may be forfeited upon the occurrence of certain events.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

When considering the recommendation of TippingPoint’s board of directors, you should be aware that some of TippingPoint’s officers and directors have interests in the merger that are different from, or in addition to, yours. TippingPoint’s board of directors was aware of these interests and considered them, among other things, in approving the merger agreement and the merger. These interests are described below.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, 3Com will and will cause the surviving corporation, to fulfill and honor the obligations of TippingPoint pursuant to any indemnification agreements between us and our current and former directors and officers in effect as of the date of the merger agreement, and any indemnification provisions under our charter documents in effect as of the date of the merger agreement. The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to our directors and officers as those contained in our charter documents as in effect on the date of the merger agreement, and such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in a manner adverse to such directors and officers unless required by applicable law.

The merger agreement further provides that we may purchase, for a price not to exceed a stated amount set forth in the merger agreement, directors’ and officers’ liability tail insurance coverage covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms comparable to those in effect on the date of the merger agreement, and covering all periods prior to the effective time of the merger. In the event we have not purchased such coverage, 3Com will or will cause the surviving corporation to purchase the coverage.

Accelerated Vesting of Options and Restricted Stock

The vesting of options and the lapse of forfeiture restrictions on stock held by our executive officers will accelerate as a result of the merger or agreements reached at or near the signing of the merger agreement, or may accelerate if their employment is terminated following the merger. Such accelerated vesting or lapse of restrictions for our executive officers will be as follows:

•	Kip McClanahan: Under the Employment Agreement, dated as of April 13, 2004, and the First Amendment to Employment Agreement dated as of December 12, 2004, between us and Mr. McClanahan, our Chief Executive Officer and a member of our board of directors, 50% of unvested shares subject to Mr. McClanahan’s options to acquire up to 300,000 shares of common stock will immediately vest upon the merger. The remaining shares subject to Mr. McClanahan’s options will vest upon the one-year anniversary of the merger, provided that prior to such time Mr. McClanahan’s employment is not terminated for cause and Mr. McClanahan does not voluntarily terminate his employment other than for good reason. In addition, subject to the execution of a mutually agreeable non-compete agreement, which is contemplated to occur prior to the merger, Mr. McClanahan will receive a grant of 50,000 shares of common stock which will vest upon receipt. Accordingly, upon the merger, it is anticipated that Mr. McClanahan will have vested options to acquire 187,500 shares, unvested options to acquire 112,500 shares, and will receive $2,350,000 as the merger consideration for his common stock.

•

James A. Hamilton: Under the Inducement Restricted Stock Agreement, dated as of September 15, 2003, and the First Amendment to Inducement Restricted Stock Agreement dated as of December 16, 2004, between us and Mr. Hamilton, our President, the forfeiture restrictions on the unvested portion of the 150,000 shares of common stock held by Mr. Hamilton will lapse upon the earlier of the death of Mr. Hamilton or the one-year anniversary of the merger, provided that Mr. Hamilton either remains employed by us until such anniversary or does not materially breach the provisions of his non-compete agreement contained in his employment agreement and its amendments. Accordingly, upon the merger, it is anticipated that Mr. Hamilton will have an unvested right to $5,287,500 to be held in escrow until the lapse of his forfeiture restrictions and will receive $1,762,500 as the merger consideration for his vested common stock.

•	Adam Chibib: Under the Employment Agreement, dated as of April 2004, and the First Amendment to Employment Agreement dated as of December 12, 2004, between us and Mr. Chibib, the forfeiture restrictions on the unvested portion of the 82,500 shares of common stock held by Mr. Chibib will lapse upon the earlier of the death of Mr. Chibib or the one-year anniversary of the merger, provided that Mr. Chibib either remains employed by us or our successor until such anniversary or does not materially breach the provisions of a non-competition agreement to be mutually agreed upon between us and Mr. Chibib, which is contemplated to occur prior to the merger. Accordingly, upon the merger, it is anticipated that Mr. Chabib will have an unvested right to $2,908,125 to be held in escrow until the lapse of his forfeiture restrictions and will receive $969,375 as the merger consideration for his vested common stock.

STOCKHOLDER PROPOSALS

We will hold a fiscal year 2006 annual meeting of our stockholders only if the merger is not completed.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the fiscal year 2006 annual meeting of stockholders by submitting their proposals to us in a timely manner. To properly bring business before the fiscal year 2006 annual meeting of stockholders, a stockholder must give timely notice thereof in writing to our Secretary. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at our principal executive office no earlier than the close of business on the 120th day prior to the fiscal year 2006 annual meeting and no later than the close of business on the later of the 90th day prior to the fiscal year 2006 annual meeting or, in the event public announcement of the date of the fiscal year 2006 annual meeting is first made by us fewer than 70 days prior to the date of the fiscal year 2006 annual meeting, the close of business on the 10th day following the day of the public announcement. With respect to any untimely stockholder proposal presented at the fiscal year 2006 annual meeting, TippingPoint will have the right to exercise its discretionary voting authority without including information regarding such proposal in its stockholder materials. Any stockholder proposal being submitted must be in full compliance with applicable laws and TippingPoint’s certificate of incorporation.

Stockholders who wish for their proposal submitted in accordance with the preceding paragraph to also be included in our proxy statement and proxy card for the fiscal year 2006 annual meeting of our stockholders must also submit the proposal for receipt by the Company at its principal executive offices on or before January 5, 2005. Such proposals must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, as amended. Stockholders may choose to submit proposals for consideration at the fiscal year 2006 annual meeting of Stockholders in accordance with the preceding paragraph but not submit them for inclusion in the Company’s proxy statement and proxy card pursuant to this paragraph.

A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the fiscal year 2006 annual meeting: (i) a brief description of the business desired to be brought before the fiscal year 2006 annual meeting and the reasons for conducting such business at the fiscal year 2006 annual meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such business; (iii) the class and number of shares that are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in the stockholder’s capacity as a proponent to a stockholder proposal. In addition to the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless TippingPoint has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce TippingPoint’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact TippingPoint’s Investor Relations department at (512) 681-8000 or write to Investor Relations, TippingPoint Technologies, Inc., 7501B N. Capital of Texas Highway, Austin, Texas 78731. TippingPoint will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting TippingPoint in the same manner. If you own your shares of our common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

3Com and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that 3Com and we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

3Com has supplied all information contained in this proxy statement relating to 3Com and we have supplied all such information relating to us.

Our stockholders should not send in their TippingPoint certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 6, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

3COM CORPORATION

TOPAZ ACQUISITION CORPORATION

and

TIPPINGPOINT TECHNOLOGIES, INC.

Dated as of December 13, 2004

A-i

A-ii

INDEX OF EXHIBITS

Exhibit A	Form of Company Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 13, 2004 (the “Agreement”), by and among 3Com Corporation, a Delaware corporation (“Parent”), Topaz Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and TippingPoint Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the transactions contemplated by the Company Voting Agreements (collectively, the “Transactions”), and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement.

WHEREAS, the Board of Directors of Parent has (i) determined that the Merger is advisable and fair to, and in the best interest of, Parent and its stockholders, and (ii) approved this Agreement.

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 8911 Capital of Texas Highway North, Westech 360, Suite 3350, Austin, Texas, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “TippingPoint Technologies, Inc.”

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “TippingPoint Technologies, Inc.”

1.5 Directors and Officers of Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.

1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in an amount equal to $47.00 per share, without interest (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration, the “Merger Consideration”). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Unvested Shares”), then the portion of the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The portion of the Merger Consideration payable upon conversion of any Unvested Share shall be withheld by the Paying Agent and paid by the Paying Agent to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement, if applicable.

(b) Cancellation of Treasury and Parent-Owned Shares. All Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (the “Company Stock Options”), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company, including the Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan (as amended, the “Company Stock Plans”), insofar as they relate to Company Stock Options, shall be assumed by Parent and the Company Stock Options shall become an option to acquire shares of the common stock of Parent, $0.001 par value per share (“Parent Common Stock”), on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, except that (i) such assumed Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock (such options, “Parent Stock Options”) equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Company Stock Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined herein), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Options shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of the Company Common Stock for which the Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. As promptly as practicable after the Closing Date, Parent shall issue to each holder of an outstanding Company Stock Option immediately prior to the Effective Time a document evidencing the foregoing assumption of such Company Stock Option. The “Option Exchange Ratio” shall mean the quotient obtained by dividing $47.00 by the Parent Stock Price. The “Parent Stock Price” shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on the Nasdaq National Market (“Nasdaq”) for the five (5) consecutive trading days ending with the second trading day that precedes the Closing Date.

(e) Employee Stock Purchase Plan. The Company shall take all actions necessary pursuant to the terms of the Amended and Restated 2000 Employee Stock Purchase Plan (the “Company ESPP”) in order to shorten each currently ongoing purchase and/or offering period under such plan which extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and Company Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time and all administrative actions required to transfer ownership of Company Common Stock shall have been completed. The Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time, or (ii) the date upon which the Company ESPP terminates by its terms. Subsequent to the date of this Agreement, the Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new purchase and/or offering period. Prior to the date of the termination of the Company ESPP, the Company shall provide Parent with evidence that the Company ESPP will be terminated pursuant to duly adopted resolutions of the Board (which resolutions shall be subject to the prior written approval of Parent, such approval not to be unreasonably withheld or delayed).

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration payable for each such share of Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration payable for each such share of Company Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.8 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Company Common Stock to receive the portion of the Merger Consideration to which holders of Company Common Stock shall become entitled pursuant to Section 1.6(a). Such funds shall be invested by the Paying Agent as directed by Parent.

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding shares of Company Common Stock converted into the right to receive the portion of the Merger Consideration payable for such Company Common Stock, (i) a letter of transmittal in customary form and approved by the Company prior to the Effective Time (which approval shall not be unreasonably withheld or delayed) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent and the Company shall reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates formerly representing the Company Common Stock shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable for such shares of Company Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective portion of the Merger Consideration to which the record holder of such Certificate is entitled by virtue thereof. Promptly following surrender of any such Certificates and the duly executed letters of transmittal, the Paying Agent shall deliver to the record holders thereof, without interest, the portion of the Merger Consideration to which such holder is entitled upon surrender of said Certificates, subject to the restrictions set forth herein.

(c) Payments with respect to Unsurrendered Company Common Stock; No Liability. At any time following the 270th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including all interest and other income received by the

Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration properly delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

(d) Transfers of Ownership. If the payment of the portion of the Merger Consideration to which such holder is entitled is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

(e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.9 No Further Ownership Rights in Company Common Stock. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable with respect thereto; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, whether directly or indirectly), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock or Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject only to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Parent (which such exceptions shall reference the specific section and, if applicable, subsection number of this Article II to which it applies, and any information disclosed in any such section or subsection shall be deemed to be disclosed only for purposes of such section or subsection, except to the extent it is reasonably apparent that the disclosure contained in such section or subsection contains enough information regarding the subject matter of other representations and warranties contained in this Article II so as to qualify or otherwise apply to such other representations and warranties), dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”), as follows:

2.1 Organization and Qualification; subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 8.3(c)).

(b) The Company has no subsidiaries except for the persons identified in Section 2.1(b) of the Company Disclosure Letter. Section 2.1(b) of the Company Disclosure Letter also sets forth the form of ownership and percentage voting and/or equity interest of the Company in its subsidiaries and, to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons or entities who have an interest in such subsidiary and sets forth the percentage of each such interest. Neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral, agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, or other legally binding instrument, obligation or commitment or undertaking of any nature (a “Contract”), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other person or any sale or other disposition of the capital stock or any of the assets or operations (except for sales of assets in the ordinary course of business) of any such person. Except as set forth in Section 2.1(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

(c) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Section 2.1(c) of the Company Disclosure Letter sets forth a true and complete list of each state in which the Company and each of its subsidiaries is qualified to do business as a foreign corporation.

2.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent (i) a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value of $0.01 per share (“Company Preferred Stock”). At the close of business on December 10, 2004 (i) 7,759,454 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by subsidiaries of the Company; (iii) no shares of Company Common Stock were held in treasury by the Company or by any subsidiary of the Company; (iv) 31,239 shares of Company Common Stock were reserved for future issuance pursuant to the Company ESPP; (v) 1,453,779 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Stock Plans and 174,610 additional shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Plans. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option or grant of Unvested Shares, as applicable, outstanding as of the date of this Agreement: (i) the name of the optionee or holder; (ii) the number of shares of Company Common Stock subject to such Company Stock Option or grant of Unvested Shares; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option or Unvested Shares was granted; (v) the applicable vesting schedule and the vesting of the forfeiture provisions for the Unvested Shares; (vi) the date on which such Company Stock Option expires; (vii) whether the exercisability of such Company Stock Option or vesting of such Unvested Shares will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration; and (viii) whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Unvested Share as a result of the Transactions or upon termination of employment or service of any person with the Company or with any of its subsidiaries following the Merger or otherwise. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). All repurchases of Company securities have been made in compliance with all applicable Legal Requirements. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b) Except as set forth in Section 2.3(a), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries. Except for the Company Voting Agreements, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

(c) True, correct and complete copies of each of the Company Stock Plans, the Company ESPP, the standard form of all agreements and instruments relating to or issued under the Company Stock Plans or Company Stock Option or that differ in any material respect from such standard form agreements, and agreements relating to Unvested Shares, have been furnished to Parent, and such agreements and instruments have not been amended, modified or supplemented since being furnished to Parent, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those furnished to Parent.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (i) with respect to the Merger, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval if and to the extent required by applicable law, (ii) the filing of the Certificate of Merger as required by Delaware Law, and (iii) such filings as may be required under, and in compliance with the other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law (as defined herein). The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement in accordance with applicable law is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement under applicable Legal Requirements and the Company Charter Documents (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any material Encumbrance (as defined below) on any of the material properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (iii) subject, (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 2.5(a), conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iv) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (iii) or (iv), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Company; or (B) prevent or materially delay consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement. “Encumbrance” means, with respect to any asset, mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act and Blue Sky Laws (as defined below).

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, such filings as may be required under, and compliance with the other applicable requirements of the HSR Act or other applicable Antitrust Laws, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the Company from performing its obligations under this Agreement.

2.6 Compliance; Permits.

(a) Except as set forth in Section 2.6(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability.

(b) The Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are required for the operation of the business and the holding of the properties of the Company and its subsidiaries, including those relating to Environmental and Safety Laws (as defined in Section 2.16(a)) and Hazardous Materials Activities (as defined in Section 2.16(b)) (each, a “Company Permit” and collectively, the “Company Permits”). The Company Permits are valid and in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with all covenants, terms and conditions of such Company Permits. No circumstances exist which could cause any such Company Permits to be revoked, modified, or rendered non-renewable (other than for failure to pay a required permit fee). Section 2.6(b) of the Company Disclosure Letter sets forth all of the Company Permits held by the Company and its subsidiaries.

2.7 SEC Filings; Financial Statements.

(a) Since January 1, 2001, the Company has filed or furnished each form, report, schedule, registration statement and definitive proxy statement required to be filed or furnished by the Company with or under the Securities Act (as defined below) or the Exchange Act (the “SEC Reports”). The SEC Reports (i) were filed or furnished on a timely basis, (ii) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file or furnish any reports or other documents with the SEC.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (the “Financial Statements”) (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q) and fairly presented and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or significance. Except as reflected in the Financial Statements, neither the Company nor any of its subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Interim Balance Sheet (as defined below) have been established in accordance with GAAP consistently applied. At October 31, 2004 (the “Interim Balance Sheet Date”), there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the balance sheet as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) as required by Statement No. 5. The Financial Statements comply in all material respects with the requirements of the American Institute of Certified Public Accountants’ Statement of Position 97-2. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring public reporting, a report to the audit committee or is otherwise material. The books and records of the Company and each of its subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements.

(c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) As of the date of this Agreement, the Company’s consolidated cash, cash equivalents and certificates of deposit (calculated in accordance with the accounting policies described in the Company’s Form 10-K filed with the SEC on April 20, 2004, as amended by Form 10-K/A filed with the SEC on June 3, 2004, for the fiscal year ended January 31, 2004 (the “2003 Form 10-K”) is not less than $27,000,000.

(e) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the SEC Reports. Based on the most recent evaluation by the Company’s Chief Executive Officer and Chief Financial Officer, there are no “significant deficiencies” in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data or any “material weaknesses” in the Company’s internal controls. As used in this section, a “significant deficiency” in controls means a control deficiency that adversely affects the Company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. As used in this section, a “material weakness” in controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. To the Company’s knowledge, there is no fraud, whether or not material, that involves any Employee (as defined in Section 2.11(a)(v)) who has a significant role in the Company’s internal controls and procedures.

(f) To the Company’s knowledge, (KPMG LLP, which has expressed its opinion with respect to the financial statements of the Company and its subsidiaries as of January 31, 2004, January 31, 2003 and December 31, 2001 and for each of the fiscal years in the three fiscal year period ended January 31, 2004 included in the SEC Reports (including the related notes), is “independent” (under applicable rules then in effect) with respect to the Company and each of its subsidiaries within the meaning of Regulation S-X since the appointment of KPMG LLP in that capacity. The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on Nasdaq and has not since January 1, 2002 received any notice from Nasdaq asserting any non-compliance with such rules and regulations.

(g) To the knowledge of the Company, no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, or Employee has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty, fraudulent conduct or similar violation by an Employee or agent (while acting in that capacity).

2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent, direct, indirect, or otherwise) (collectively, “Liabilities”) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected in the Interim Balance Sheet, (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices and which, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Legal Requirement, (iii) Liabilities not prohibited under Section 4.1 hereof or (iv) Liabilities incurred in connection with the Transaction.

2.9 Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Disclosure Letter, since the Interim Balance Sheet Date there has not been, occurred or arisen: (a) any event or condition of any character that, to the knowledge of the Company, has had or is reasonably expected to have a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (c) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock; (d) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any Employee (except for increases in the ordinary course of business consistent with past practice in the base salaries of non-officer Employees in an amount that does not exceed 10% of such base salaries per employee), or any payment by the Company or any of its subsidiaries of any bonus (except for bonuses made to current non-officer Employees in the ordinary course of business consistent with past practice), or any entry by the Company or one of its subsidiaries into any Contract (or amendment of an existing Contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits; (e) any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP; (f) any revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (g) the incurring, creation or assumption of any material Encumbrance, any discharge of any Encumbrance or material liability which was not shown on the Interim Balance Sheet or incurred in the ordinary course of business since the Interim Balance Sheet Date, any material liability or obligation for borrowed money or any material liability or obligation as guaranty or surety with respect to the obligations of others; and (h) any announcement of, any negotiation by or any agreement by the Company, any of its subsidiaries, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (h) (other than negotiations or agreements with Parent and Merger Sub regarding the Transactions).

2.10 Absence of Litigation. Except (a) as set forth in Section 2.10 of the Company Disclosure Letter and (b) for Actions (as defined below) against the Company or any of its subsidiaries before any Governmental Entity or arbitrator related to employment or personal injury matters arising in the ordinary course of business at any time after the date of this Agreement, which Actions are not reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect on the Company, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (each, an “Action”) against the Company or any of its subsidiaries, or any of their respective properties or, to the Company’s knowledge, any of the executive officers or directors of the Company or any of its subsidiaries before any Governmental Entity or otherwise. Except as set forth in Section 2.10 of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or to the Company’s knowledge any of the executive officers or directors of the Company or any of its subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has furnished to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Section 2.10 of the Company Disclosure Letter. There has not been since January 1, 2001, nor are there currently any internal investigations or inquiries being conducted by the Board (or any committee thereof) or any third party at the request of the Board, or any Action with respect to, any financial, accounting, auditing, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct issues with respect to the Company or any of its subsidiaries.

2.11 Employee Benefit Plans.

(a) Definitions. Except as otherwise provided for herein, for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards or purchases, fringe benefits, loans, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

(iv) “DOL” shall mean the U.S. Department of Labor;

(v) “Employee” shall mean any current or former or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(vi) “Employment Agreement” shall mean each management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding, written or otherwise, between the Company or any ERISA Affiliate and any Employee;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ix) “FMLA” shall mean the Family and Medical Leave Act of 1993, as amended;

(x) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(xi) “IRS” shall mean the U.S. Internal Revenue Service;

(xii) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.11(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. The Company has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

(c) Documents. The Company has furnished to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan;

(iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices (or such forms and notices as required under comparable law); (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan, where applicable; (x) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts and group annuity contracts; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. The Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not, to the extent material, in default or violation of, and neither Company nor its ERISA Affiliates have any knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable U.S. Department of the Treasury (“Treasury”) Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or could adversely affect the qualified status of such Company Employee Plan. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to Company’s or any ERISA Affiliates’ knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could reasonably be expected, individually or in the aggregate, to cause material liability to the Company. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than routine administration expenses incurred with respect to any such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending or to Company’s or any of its ERISA Affiliates’ knowledge threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company and its ERISA Affiliates have each timely made all contributions and other payments required by and due under the terms of each Company Employee Plan to the extent any failure, individually or in the aggregate, would result in material Liabilities to the Company.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or could have any obligation to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Company nor any Company subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g) Deferred Compensation Compliance. No compensation shall be includable in the gross income of any Employee as a result of the application of Section 409A of the Code.

(h) No Post-Employment Obligations. Except as set forth in Section 2.11(h) of the Company Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide retiree insurance or other benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree insurance or other benefits, except to the extent required by applicable law.

(i) Effect of Transaction.

(i) Except as set forth in Section 2.11(i)(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions or any termination of employment or service in connection therewith will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee other than accrued payments (each, a “Benefit”).

(ii) No Benefit could give rise, directly or indirectly, to the payment of any amount that could reasonably be expected to be (i) non-deductible to Company under Section 280G of the Code, (ii) characterized as a “parachute payment” within the meaning of Section 280G of the Code or (iii) subject to the excise Tax under Section 4999 of the Code. The Company is not, nor has it ever been, a party to or bound by any Tax indemnity agreement or any other agreement that will require Parent or the Surviving Corporation to “gross-up” or otherwise compensate any Employee because of the imposition of any excise Tax. Section 2.11(i)(ii) of the Company Disclosure Letter lists as of the date of this Agreement each person who the Company reasonably believes is, with respect to the Company, any Company subsidiary and/or any ERISA affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, discrimination in employment, worker classification, and wages, benefits, hours, working conditions and occupational safety and health and employment practices, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, benefits, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, salaries, commissions, bonuses, benefits or other compensation due or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other retiree benefits, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.11(j) of the Company Disclosure Letter, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. Except as set forth in Section 2.11(j) of the Company Disclosure Letter, the employment of each of the Employees located in the United States is terminable at the will of the Company or its ERISA Affiliates and any such termination would result in no liability to the Company or to any ERISA Affiliate.

(k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any current activities or proceedings of any labor union to organize any Employees or of any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any wage, benefit, medical or family leave, labor, safety or discrimination matters involving any Employee, including charges of wage and/or hour violations, unfair labor practices, discrimination, or wrongful termination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries and neither the Company or any of its subsidiaries has any duty to bargain with any labor organization.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits). Each International Employee Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Employee Plan any required determinations, if any, that such International Employee Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such International Employee Plan,

(m) Disability or Other Leave. The Company has furnished to Parent a list as of the date of this Agreement showing the number of Employees who are not fully available to perform work because of disability or other leave and also lists, with respect to each such Employee, the basis of such disability or leave.

(n) WARN Act. The Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state laws including applicable provisions of state law. All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws including applicable provisions of the California Labor Code, have been paid.

(o) Disciplinary Actions. There are no performance improvement or disciplinary actions contemplated or pending against any current Employee.

(p) Employee Information. The Company and each of its subsidiaries has furnished to Parent a true, correct and complete list of the names of all current officers, directors, and employees of the Company and each subsidiary showing each such person’s name, position, date of hire, and each such person’s annualized salary and target commission (as applicable), status as exempt/non-exempt, status as full-/part-time, target bonus(es) and fringe benefits for the current fiscal year and the most recently completed fiscal year.

2.12 Proxy Statement. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting, which shall have become false or misleading.

Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

2.13 Restrictions on Business Activities. Except as set forth in Section 2.13 of the Company Disclosure Letter, there is no Contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

2.14 Title to Property.

(a) Neither the Company nor any of its subsidiaries owns any real property nor have they ever owned any real property. Section 2.14(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased by or from the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries (the “Leased Real Estate”), the name of the lessor, sublessor, master lessor and/or lessee, the date and term of the lease, sublease or other occupancy right and each amendment thereto, and the aggregate annual rental payable thereunder Section 2.14(a) of the Company Disclosure Letter sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Estate, including all amendments, terminations and modifications thereof (the “Real Estate Leases”). All such Real Estate Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company’s knowledge, any other party thereto. Neither the Company nor any of its subsidiaries subleases any real property to any person or entity other than the Company and its subsidiaries.

(b) Neither the operations of the Company nor any of its subsidiaries on the Leased Real Estate nor, to the Company’s knowledge, such Leased Real Estate, violate in any material respect any law relating to the particular property or such operations. The Company or its subsidiaries currently occupies all of the Leased Real Estate for the operation of its business and there are no other parties occupying, or with a right to occupy, the Leased Real Estate. The Company or its subsidiaries has performed all of their obligations under any termination agreements pursuant to which the Company or its subsidiaries has terminated any leases or subleases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases or subleases. Section 2.14(b) of the Company Disclosure Letter sets forth a list of all material leasehold improvements and other material property, plant and equipment, real, personal and mixed, used or held for use by the Company and its subsidiaries in their business operations as of the Interim Balance Sheet Date. Such list sets forth, with respect to such material property, plant and equipment (including leasehold improvements) the asset identification, location, acquisition date, original cost, accumulated depreciation and net book value.

(c) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Encumbrances except for (i) Encumbrances for Taxes (as herein defined) not yet due and payable, (ii) statutory Encumbrances which arise in the ordinary course of business, are not material in amount and do not materially impair the Company’s or its subsidiaries’ ownership or use of such properties and assets, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, or (iv) liens securing indebtedness that are reflected on the Interim Balance Sheet (each of (i) and (iii), a “Permitted Encumbrance”).

(d) All the plants, structures, Leased Real Estate and material equipment of the Company and its subsidiaries, are in good operating condition and repair, in all material respects and are otherwise suitable for the conduct of business as currently conducted.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns. All Returns were complete and accurate in all material respects and have been prepared in all material respects in compliance with all applicable Legal Requirements. The Company has made available to Parent correct and complete copies of all United States federal income and state income and franchise Tax Returns filed with respect to Tax periods ending on or after January 31, 2001 and any other Returns specifically requested by Parent and, with respect to pending or outstanding matters, all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries.

(ii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax. For purposes of this Section 2.15(b)(ii) only, “material Tax” and “material Tax deficiency” shall mean any individual Tax or Tax deficiency of an amount greater than $100,000 (or foreign currency equivalent).

(iii) Except as set forth in Section 2.15(b)(iii) of the Company Disclosure Letter, no audit, or pending audit of, or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) No unresolved adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

(v) Neither the Company nor any of its subsidiaries has any material liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, whether or not shown on any Return, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no claims for Taxes being asserted against the Company or any of its subsidiaries that have resulted in, and there are no, Encumbrances with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Encumbrances which are not, individually or in the aggregate, material, or customary Encumbrances for Taxes not yet due and payable.

(vi) There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any Employee that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(vii) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

(viii) None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(ix) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(x) Neither the Company nor any of its subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xi) Each of the Company and each of its subsidiaries has in its possession official foreign government receipts for any material Taxes paid by it to any foreign Tax authorities.

(xii) The Company for itself and for its subsidiaries has furnished to Parent all documentation relating to any Tax holidays or incentives. The Company and its subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives.

(xiii) Neither the Company nor any of its subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(xiv) The Company and each of its subsidiaries has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from Employee wages or compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Returns required to be filed.

2.16 Environmental Matters.

(a) Hazardous Material. Except in compliance in all material respects with all Environmental and Safety Laws (as defined below), no underground storage tanks or underground improvements and no Hazardous Materials (as defined below) are present, (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, (ii) to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased. For purposes of this Section 2.16, “Environmental and Safety Laws” shall mean any applicable federal, state or local laws, ordinances, codes, regulations, rules, and orders which prohibit, regulate or control any Hazardous Material or that are intended to assure the protection of the environment, health or safety of Employees, workers or other persons, including the public. For the purposes of this Agreement, “Hazardous Materials” shall mean any material or substance that is prohibited or regulated by Environmental and Safety Laws or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, mold, and urea formaldehyde.

(b) Hazardous Materials Activities. Except in compliance in all material respects with all Environmental and Safety Laws and in a manner that would not reasonably be expected to result in a material liability to the Company, neither the Company nor any of its subsidiaries has transported, transferred, recycled, treated, manufactured, distributed, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials or any product containing a Hazardous Material or any product manufactured with Ozone depleting substances (collectively “Hazardous Materials Activities”) The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Environmental Liabilities; Compliance with Environmental and Safety Laws. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no knowledge of any fact or circumstance which could reasonably be expected to involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability. Except as would not result in a material liability to the Company, (i) neither the Company nor any of its subsidiaries has received any notice (verbal or written) of any noncompliance of its facilities, buildings or improvements located on any real property leased or owned by the Company or any of its subsidiaries either currently or in the past, or its past or present operations with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or threatened against the Company or any of its subsidiaries or any such property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any of its subsidiaries is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (iv) the facilities, buildings or improvements located on any real property leased or owned by the Company or any of its subsidiaries either currently or in the past, and the Company’s and each of its subsidiaries’ uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws.

(d) Reports and Records. The Company has furnished to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by any Environmental and Safety Laws with respect to the Merger.

2.17 Brokers; Third Party Expenses. Except for fees payable to America’s Growth Capital, LLC pursuant to an engagement letter between the Company and America’s Growth Capital, LLC dated as of November 30, 2004, a correct and complete copy of which has been furnished to Parent, neither the Company nor any of its subsidiaries or affiliates has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby, and Parent will not incur any such liability or charges, either directly or indirectly, as a result of this Agreement, the Merger or any act or omission of the Company, any of its subsidiaries or affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate as of the date of this Agreement of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions contemplated hereby, including the expenses of America’s Growth Capital, LLC, is set forth on Section 2.17 of the Company Schedule.

2.18 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Intellectual Property” shall mean Technology and/or Intellectual Property Rights.

(ii) “Intellectual Property Rights” shall mean any or all of the following and all rights (common law, statutory or otherwise) in, arising out of, or associated therewith existing anywhere in the world: (a) all United States and foreign patents, provisional patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyright registrations and applications therefor, all database rights, mask work rights and other rights corresponding thereto throughout the world; (d) all unregistered design rights and registered industrial designs and any registrations and applications therefor throughout the world; (e) all rights in World Wide Web addresses or uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (g) Moral Rights, and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii) “IP Licenses” means all the Contracts to which the Company or any of its subsidiaries is a party with respect to any Intellectual Property licensed to or by, or created for or by, the Company or any of its subsidiaries.

(iv) “Company Intellectual Property” shall mean (a) any Intellectual Property, including the Company Registered Intellectual Property Rights (as defined below), used in the conduct of, or would be infringed by the conduct of, the business of the Company and its subsidiaries (including research and development activities) as currently conducted by the Company or any of its subsidiaries; and (b) any and all other Intellectual Property owned by the Company or any of its subsidiaries.

(v) “Company-Owned Intellectual Property” shall mean Company Intellectual Property that is owned or purportedly owned, or exclusively licensed to, the Company or any of its subsidiaries.

(vi) “Company Products” means all hardware, software and all other products or services that have been or are produced, marketed, licensed, sold, imported, distributed or performed by or on behalf of the Company or any of its subsidiaries, and all products and services currently under development by the Company or any of its subsidiaries.

(vii) “Company Registered Intellectual Property” shall mean all Registered Intellectual Property owned (in whole or part) registered or filed in the name of, or applied for, by the Company or any of its subsidiaries.

(viii) “Company Source Code” means, collectively, any material software source code or confidential manufacturing specifications or designs, any material portion or aspect thereof, or any material proprietary information or algorithm contained in any software source code or confidential manufacturing specifications or designs, of any Company Products.

(ix) “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(x) “Registered Intellectual Property” shall mean all United States, international and foreign: (a) Patents; (b) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (c) registered Internet domain names; (d) copyrights registrations and applications for copyright registrations; and (e) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.

(xi) “Technology” shall mean any or all of the following: (a) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), discoveries, improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) World Wide Web addresses or uniform resource locators and domain names; and (g) any and all instantiations of the foregoing in any form and embodied in any media.

(b) The Company and its subsidiaries (i) own, or (ii) have a license to all Company Intellectual Property. Other than the Open Source listed in Section 2.18(n) of the Company Disclosure Letter and IP Licenses listed in Section 2.18(o)(ii) of the Company Disclosure Letter, the Company-Owned Intellectual Property constitutes all the Intellectual Property used in or necessary to, or would be infringed by, the conduct of the business of the Company and each of its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and each such subsidiary (in each case as conducted or planned to be conducted in the relevant jurisdictions by the Company and its subsidiaries), including the operation, design, development, manufacture, use, import, distribution and sale of Company Products. Notwithstanding the foregoing, with respect to third party owned Patents only, the foregoing representations are made to the knowledge of the Company.

(c) Section 2.18(c) of the Company Disclosure Letter is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any applications, proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(d) Each item of Company Registered Intellectual Property is currently in compliance with all formal legal requirements and is valid and subsisting (or in the case of applications, applied for) and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed (and the Company is current in all filing requirements) with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Registered Intellectual Property Right. There are no actions that must be taken by the Company or any of its subsidiaries within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

(e) No Company-Owned Intellectual Property or Company Products are subject to, and the Company and its subsidiaries are not a party to, any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that (i) restricts or may restrict in any manner the use, transfer or licensing of Company-Owned Intellectual Property or Company Products by the Company or any of its subsidiaries, (ii) may adversely affect the validity, use or enforceability of such Company-Owned Intellectual Property or Company Product or (iii) restricts or may restrict the conduct of the Company’s business in order to accommodate Intellectual Property Rights of third parties.

(f) The operation of the business of Company and its subsidiaries as such business currently is conducted or is contemplated to be conducted by Company or any of its subsidiaries (in each case as conducted or planned to be conducted in the relevant jurisdictions by the Company and its subsidiaries), including (i) the design, development, manufacture, distribution, reproduction, use, importation, marketing or sale of the Company Products and (ii) Company’s use of any product, device or process, has not, does not, and will not when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate the Intellectual Property Rights (excluding Patents) or other right of any person or constitute unfair competition, passing off or unfair trade practices under the laws of any jurisdiction. To the knowledge of Company, the operation of the business of Company and its subsidiaries as such business currently is conducted or is contemplated to be conducted by Company or any of its subsidiaries (in each case as conducted or planned to be conducted in the relevant jurisdictions by the Company and its subsidiaries), including (i) the design, development, manufacture, distribution, reproduction, use, importation, marketing or sale of the Company Products and (ii) Company’s use of any product, device or process, has not, does not, and will not when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, infringe any Patents of any person.

(g) To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or each such subsidiary has recorded each assignment of Registered Intellectual Property assigned to the Company or such subsidiary with the relevant Governmental Entity.

(h) All Company Intellectual Property will be fully transferable, alienable and licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(i) The Company or one of its subsidiaries is the exclusive owner or exclusive licensee of all Company-Owned Intellectual Property, free and clear of any lien or Encumbrance (excluding non-exclusive licenses and related restrictions granted in the normal course).

(j) Section 2.18(j) of the Company Disclosure Letter lists all IP Licenses pursuant to which the Company or any of its subsidiaries created or developed any Intellectual Property for or on behalf of any third party and granted such third party any exclusive rights to or joint or sole ownership of such Intellectual Property. Neither the Company nor any of its subsidiaries have permitted Company’s or such subsidiary’s rights in Company-Owned Intellectual Property to lapse or enter the public domain. Neither the Company nor any of its subsidiaries have taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that was applied for that would render such Company Registered Intellectual Property invalid or unenforceable.

(k) All Company-Owned Intellectual Property was written and created solely by (A) Employees acting within the scope of their employment, (B) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or such subsidiary and have irrevocably waived all Moral Rights with respect thereto, or (C) third parties who have entered into an agreement with the Company or one of its subsidiaries pursuant to which any Intellectual Property authored or created by such third party would be considered a work made for hire pursuant to 17 U.S.C. § 101 et seq., and no third party owns or has any rights to any such Intellectual Property.

(l) Any hardware or Software required for end users or customers to operate Company Products is generally commercially available.

(m) No person who has licensed any Intellectual Property to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by or for the Company or any such subsidiary in such Intellectual Property.

(n) Section 2.18(n) of the Company Disclosure Letter sets forth (1) all Open Source Materials incorporated in or distributed with each Company Product; (2) the manner in which such Open Source Materials has been incorporated in or distributed with the Company Product (including a description of whether it is dynamically or statically linked) and (3) all Open Source Materials other than those described in (1) and (2) that the Company has or does use in the operation of the business as currently conducted by the Company. Neither the Company nor any subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Products; (ii) distributed Open Source Materials in conjunction with any Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or any of its subsidiaries with respect to any Company-Owned Intellectual Property (A) to disclose or distribute any such Company-Owned Intellectual Property in source code form, (B) to license any such Company-Owned Intellectual Property for the purpose of making derivative works, or (C) to redistribute any such Company-Owned Intellectual Property at no charge). “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

(o) Section 2.18(o)(i) of the Company Disclosure Letter lists all Contracts to which Company or any of its subsidiaries is a party in which Company or any of its subsidiaries has licensed or transferred (contingent or otherwise) or authorized the retention of any exclusive rights to use or joint or sole ownership of any Intellectual Property to any third party (other than non-exclusive end-user licenses in connection with the sale of Company Products on the Company’s standard form or non-disclosure agreements in the ordinary course). Section 2.18(o)(ii) of the Company Disclosure Letter lists all Contracts to which Company or any of its subsidiaries is a party pursuant to which a third party has licensed or transferred any Intellectual Property to Company or its subsidiaries (other than with respect to standard, generally commercially available “off the shelf” products that are not material components redistributed with Company Products and that have an individual acquisition cost (or annual licensing fee) of $25,000 or less or non-disclosure agreements in the ordinary course). Section 2.18(o)(iii) of the Company Disclosure Letter lists, for each Company Product, all Intellectual Property of a third party used in such Company Product and the IP License pursuant to which Company acquired the right to use such Intellectual Property.

(p) After the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all material Contract relating to Intellectual Property to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation by operation of law or otherwise of any Contracts to which Company is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any material Intellectual Property Right owned by, or licensed to, either of them (other than the rights granted in any Contracts so assigned), (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, (iii) either the Parent’s or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to Closing (other than any amounts which Company would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred and which are set forth in such Contract), (iv) a violation or breach, modification, cancellation, termination of any IP license or trigger any rights or options with respect to the Company Intellectual Property or (v) the release of Company Source Code.

(q) To the knowledge of the Company and each of its subsidiaries, there are no Contracts between the Company or any such subsidiary and any other person with respect to Company-Owned Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such subsidiary thereunder.

(r) To the Company’s and each of its subsidiaries’ knowledge, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party, including any Employee. Neither the Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any IP License.

(s) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, Company Product, allegedly infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its subsidiaries has received any written opinion of legal counsel that any Company Product or the operation of the business of the Company or any of its subsidiaries, as previously or currently conducted, or as currently proposed to be conducted by the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party.

(t) Section 2.18(t) of the Company Schedule lists all material IP Licenses between the Company or any of its subsidiaries and any other person wherein or whereby the Company or such subsidiary has agreed to, or assumed outside the ordinary course of business, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such subsidiary or such other person of the Intellectual Property Rights of any person other than the Company or such subsidiary.

(u) Neither the Company nor any of its subsidiaries have been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) that claims that the Company or its subsidiaries has infringed or misappropriated any Intellectual Property Right of any third party or which contests the validity of any Company Registered Intellectual Property or the Company’s or any of its subsidiary’s ownership of any Company-Owned Intellectual Property.

(v) The Company and each of its subsidiaries have taken steps that are reasonably sufficient to protect the Company’s and such subsidiaries’ rights in confidential information and trade secrets of the Company or such subsidiary or provided by any other person to the Company or such subsidiary. Without limiting the foregoing, the Company and each of its subsidiaries have and enforce a policy requiring each technical Employee to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 2.18(v) of the Company Disclosure Letter and all current and former employees, individual consultants and independent contractors of Company and each of its subsidiaries who independently or jointly contributed to the conception, reduction to practice, creation or development of any of the Company-Owned Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights and ownership in and to such contributions to the Company or such subsidiary.

(w) The Company has and enforces a policy to document all material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company. There have been, and are, no material claims (potential value of $25,000 or more) asserted or pending against the Company or any subsidiary or distributors related to the Company Products.

(x) Neither the Company nor any of its subsidiaries nor any other person then acting on their behalf has disclosed, delivered or licensed to any third party, agreed in writing to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any third party of, any Company Source Code, other than to individual consultants or employees having a need to know for the development or support of Company Source Code and who are subject to binding confidentiality agreements with the Company or any of its subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will result in the disclosure, delivery or license by the Company or any of its subsidiaries or any person then acting on their behalf to any third party of any Company Source Code.

(y) Except as may have been included in the Company Products and Company Intellectual Property while not under the Company’s or any of its subsidiaries’ control, all Company Products and Company Intellectual Property are free of disabling codes or instructions and any “back door”, “time bomb”, “Trojan horse”, worm, “drop dead device”, virus or other software routines or hardware components that permit unauthorized access to or the unauthorized disablement or erasure of such Company Product or Company Intellectual Property (or parts thereof) or other data or other software of users. For the purpose of the foregoing, such “unauthorized” devices and software do not include any software keys or other security devices authorized by the Company in the ordinary course of business.

(z) The Company and its subsidiaries have not collected any personally identifiable information from any third parties except as described in Section 2.18(z) of the Company Disclosure Letter. The Company and its subsidiaries have complied with all applicable laws and their respective internal privacy policies relating thereto. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its subsidiaries’ applicable privacy policies. True and correct copies of all applicable privacy policies have been furnished to Parent and the Company and its subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

2.19 Contracts.

(a) Except as set forth in Section 2.19(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by:

(i) any Contract of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Company or any of its subsidiaries, other than any Contract entered into in connection with the sale or license of Company Products in the ordinary course of business;

(ii) any Contract limiting in any respect the right of the Company or any of its subsidiaries to engage or participate, or compete with any person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any person, or any Contract otherwise limiting the right of the Company or any of its subsidiaries to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(iii) any Contract relating to the disposition by the Company or any of its subsidiaries of a material amount of assets not in the ordinary course of business or pursuant to which the Company or its subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which the Company or any of its subsidiaries has any material ownership interest in any person, corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(iv) any distributor, reseller, original equipment manufacturer, sales representative, sales agency or manufacturer’s representative Contract (other than any Contract with the foregoing substantially based on the Company or any of its subsidiaries’ standard forms), or any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries, or any joint venture Contract or any other agreement that involves a sharing of revenues, profits, cash flows, expenses or losses with other persons or the payment of royalties to any other person, or any Contract providing for the development of any material software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any of its subsidiaries other than Contracts with Employees and individual consultants and independent contractors substantially based on the Company’s or any of its subsidiaries’ standard forms;

(v) any Contract pursuant to which the Company or any of its subsidiaries has deposited, or is required to deposit with an escrow holder any source code;

(vi) any Contract to authorize or license any third party to manufacture or reproduce any Company Product or any Contract to sell or distribute any Company Products except agreements with distributors, sales representatives or resellers substantially based on the Company’s or its subsidiaries’ standard forms;

(vii) any mortgages, indentures, guarantees, promissory notes, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (excluding standard invoice terms for payment of invoices in connection with the sale of Company Products), or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii) any settlement or litigation “standstill” agreement;

(ix) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

(x) any Contract for capital expenditures involving future payments by the Company over the next 12 months in excess of $25,000 in the aggregate;

(xi) any Contract pursuant to which the Company or any of its subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving future payments by the Company over the next 12 months in excess of $25,000 in the aggregate;

(xii) any Contract with any person with whom the Company or any of its subsidiaries does not deal at arm’s length;

(xiii) any Contract with any Governmental Entity (a “Government Contract”);

(xiv) any sales Contract constituting a “side letter” which commits the Company or any of its subsidiaries to deliver products or services (including future software upgrades or enhancements) on a “free of charge” basis to any customer in the future;

(xv) any Contract entitling third party (other than an Employee), to a commission or “finder’s fee” payable by the Company or any of its subsidiaries, other than agreements with distributors, sales representatives or resellers in substantially the form of the Company’s standard forms;

(xvi) any Contract pursuant to which the Company or any of its subsidiaries has future commitments related to the purchasing of services in excess of $50,000 in any one-year period;

(xvii) any non-ordinary course confidentiality, secrecy or non-disclosure Contract; or

(xviii) any Contract not otherwise disclosed in the Company Disclosure Letter (i) under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on the Company, (ii) that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act; or (iii) that is otherwise material to the Company or any of its subsidiaries or their respective businesses, operations, properties, assets, financial condition, results of operations or cash flows.

(b) Except as set forth in Section 2.19(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written, or to the Company’s knowledge, oral notice that it has actually or potentially breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are referenced in Section 2.17 or are required to be disclosed in Sections 2.11(b)(i), 2.14(a), 2.18 or 2.19(a) of the Company Disclosure Letter (any such Contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company or the applicable Company subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under any Company Contract. Each of the Company Contracts is in full force and effect, and has not been amended in any material respect. The Company has furnished to Parent true and correct copies of all Company Contracts and any Contracts the Company may have with its top twenty customers and suppliers, as measured by the dollar volume of business done individually with such customers and suppliers during the nine months ended October 31, 2004 and during the fiscal year ended January 31, 2004.

(c) To the knowledge of the Company and its subsidiaries, with respect to any Government Contract, there is, as of the date of this Agreement, neither an existing: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any of its subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its subsidiaries; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted defective pricing, disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any of its subsidiaries on a Government Contract; or (vi) claim or equitable adjustment by the Company or any of its subsidiaries relating to a Government Contract. Neither the Company nor any of its subsidiaries has any material liability for renegotiation of Government Contracts.

2.20 Insurance. Section 2.20 of the Company Disclosure Letter lists all insurance policies (including fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies) and/or fidelity bonds covering the assets, business, equipment, properties, operations, and Employees (collectively, the “Insurance Policies”) maintained by the Company and its subsidiaries and includes for each such Insurance Policy, the amount of the annual premium and the maximum coverage amounts per incident and per year. Each of Company and each subsidiary has furnished to Parent true, correct and complete copies of all Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies. The Company has not made any untrue statement about itself or its business in any application for insurance. All Insurance Policies remain in full force and effect, and neither the Company nor any of its subsidiaries has knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

2.21 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, America’s Growth Capital, LLC that in its opinion, as of the date of this Agreement, the Per Share Merger Consideration is fair to the stockholders of the Company from a financial point of view, a signed copy of such opinion of which has been furnished to Parent.

2.22 Board Approval. The full Board, by resolutions duly adopted (and not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved, subject to stockholder approval of this Agreement, the Transactions, and (c) directed that adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement.

2.23 State Takeover Statutes. The Board has approved the Merger, this Agreement and the Company Voting Agreements and taken all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Company Voting Agreements and the Transactions and the transactions contemplated by the Company Voting Agreements, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203). No other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger, this Agreement and the Company Voting Agreements or the Transactions and the transactions contemplated by the Company Voting Agreements.

2.24 Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the SEC Reports, since December 31, 2001, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows (such representations and warranties of Merger Sub to be as of the date that Merger Sub executes and delivers the Agreement to the Company):

3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. No vote of the holders of any shares of Parent capital stock is required to approve this Agreement or the transactions contemplated hereby.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate Parent’s certificate of incorporation or bylaws, each as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or by which its properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the properties or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements under the HSR Act and of foreign Governmental Entities, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.4 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

3.5 Sufficient Funds. Parent has and will have at the Effective Time sufficient cash or cash-equivalent funds to consummate the Transactions, including acquiring all of the outstanding shares of Company Common Stock in the Merger.

3.6 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable material Legal Requirements, (ii) pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), (iii) pay or perform other material obligations when due (subject to good faith disputes over such payments or performance), (iv) use its reasonable efforts to assure that each of its material Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, (v) maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects, (vi) notify and give Parent the opportunity to participate in the defense or settlement of any litigation to which the Company is a party, and (vii) use its commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its present business organization, (B) keep available the services of its present Employees, and (C) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings. In addition, the Company shall promptly notify Parent of any event involving its or its subsidiaries’ businesses or operations occurring outside the ordinary course of business which could reasonably be expected to result in a Material Adverse Effect on the Company.

In addition, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed and may be in a response by e-mail by an officer of Parent specifically providing such consent or any other person specifically designated to provide e-mail consent by an officer of Parent), except as permitted or required by this Agreement and except as provided in Section 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Stock Options or other rights granted under any Company Stock Plan or the Company ESPP or the vesting of the securities purchased or purchasable under such Company Stock Options or other rights or the vesting schedule or repurchase rights applicable to any Unvested Shares;

(b) Amend or change any other terms of Company Stock Options or Unvested Shares or other rights granted under the Company Stock Plans;

(c) Authorize cash payments in exchange for any Company Stock Options or other rights granted under Company Stock Plans or the securities purchased or purchasable under such Company Stock Options or rights;

(d) Grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee except pursuant to written agreements, policies or plans outstanding on the date hereof and identified in the Company Disclosure Letter, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

(e) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property, in each case other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice, or transfer or license from any person or entity any Intellectual Property other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company (i) license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell or transfer the ownership of, any Company Intellectual Property; or (ii) enter into any Contract (A) providing for any site licenses, (B) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (C) requiring the Company to use its “best efforts”, (D) limiting the right of the Company to engage in any line of business or to compete with any person, or (E) not otherwise in compliance with Section 4.1(f);

(f) Enter into any Contract (i) requiring the Company to pay in excess of, or requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of, $50,000 individually, or (ii) requiring the Company to (A) provide a minimum amount of products or services with commitments over the life of such Contract in excess of $400,000, or (B) provide products or services at a later date at a fixed price obligating the Company to provide such products or services at such fixed price for a period of more than 12 months (except as set forth on Section 4.1(f) of the Company Disclosure Letter);

(g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(h) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of Unvested Shares at or below cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Per Share Merger Consideration;

(i) Except as set forth in Section 4.1(i) of the Company Disclosure Letter (provided that in no event shall the Company grant “below market options” as contemplated by Section 409A of the Code), issue, deliver, sell, purchase, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement, or (ii) Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and subject to Section 1.6(e);

(j) Cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

(l) (i) Sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $10,000 individually or $50,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business or prospects of the Company and its subsidiaries taken as a whole, or (ii) enter into any agreement for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, knowingly violate or terminate any of the terms of any Real Estate Leases;

(m) Make any loan, advance (other than business expense advances to Employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any person (other than investments in and capital contributions to any subsidiary that is directly or indirectly wholly-owned by the Company for the primary purpose of employing persons in a foreign country), incur any indebtedness for borrowed money (other than indebtedness for borrowed money under the Company Contracts listed in Section 2.19(a)(v) of the Company Disclosure Letter and incurred in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(n) Adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Company Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan; or add any new members to the Board;

(o) (i) Pay, discharge, settle or satisfy any Liabilities which are individually or in the aggregate material to the Company, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected in the Interim Balance Sheet or incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices, set forth on Section 2.8 of the Company Disclosure Letter or pursuant to Contracts furnished to Parent, or (ii) waive the benefits of, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any material Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

(p) (i) Enter into (unless otherwise not prohibited by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would otherwise not be prohibited by this Section 4.1), or terminate any Contract of a nature required to be listed as a Company Contract in the Company Disclosure Letter or waive, delay the exercise of, release or assign any material rights or claims thereunder, or (ii) enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Parent’s business activities or the effect of which would be to grant to a third party following the Merger the actual or potential right to license any Intellectual Property owned by Parent or its subsidiaries (other than, with respect to subsidiaries, the Surviving Corporation);

(q) Except as required by GAAP or SEC rules and regulations, revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;

(r) Enter into, renew or materially modify any Contract relating to the distribution, sale, license or marketing by third parties of the Company Products, other than (i) renewals of existing Contracts on a nonexclusive basis or modifications in connection with renewals of existing Contracts on a nonexclusive basis, or (ii) new nonexclusive Contracts, either of which can be terminated without penalty upon notice of 60 days or less, and are otherwise in compliance with this Section 4.1;

(s) Make or change any material Tax election or Tax accounting method that is reasonably likely to adversely affect in any material respect the Tax attributes or Tax liabilities of the Company, enter into any Tax sharing or similar agreement, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(t) Other than taking any action permitted by Section 5.4(d), engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;

(u) Except as set forth in Section 4.1(u) of the Company Disclosure Letter, (i) hire any officers, consultants, independent contractors or employees (except that in the event an employee is terminated pursuant to clause (ii) hereof or voluntarily terminates, including by death or disability, his or her employment, a replacement may be engaged to fill such terminated employee’s position, provided (A) any consideration payable for services rendered by such replacement is of a kind and amount not otherwise prohibited by this Section 4.1 and substantially similar in kind and amount to the consideration paid for such terminated employee, and (B) any arrangement with any such replacement shall be terminable, at the sole option of Parent, without payment or penalty at the Effective Time), or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate any Employee (except for termination for cause), or take any action that would allow any Employee to claim a constructive termination or termination for “good reason”;

(v) Except for payments arising directly out of the Transactions, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $200,000 in the aggregate other than pursuant to Contracts existing on the date hereof and made available to Parent prior to the date hereof;

(w) Commence or settle any threatened or pending litigation (other than any litigation to enforce any of its rights under this Agreement);

(x) Adopt, implement or amend any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its affiliates or the transactions contemplated by this Agreement;

(y) Take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, other than the termination of this Agreement pursuant to Article VII or actions to enforce its rights under this Agreement;

(z) Make any capital expenditures, capital additions, capital improvements or other expenditures in excess of $600,000 in the aggregate;

(aa) Materially change the amount of any insurance coverage;

(bb) Fail to timely file any of the forms, reports and documents required to be filed with the SEC;

(cc) Materially change the manner in which it extends warranties or credits to customers;

(dd) Enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company or any of its subsidiaries (or any member of their families) has an interest under circumstances that, if entered immediately prior to the date of this Agreement, would require that such Contract be listed on Section 2.11(b)(i) of the Company Disclosure Letter;

(ee) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(dd), or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, preliminary proxy materials relating to the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent, the Company or their respective counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all comments reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other Governmental Entity, and/or mailing to the stockholders of the Company, such amendment or supplement.

5.2 Meeting of Company Stockholders.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement (the “Stockholders’ Meeting”), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the Proxy Statement is cleared by the SEC (or if no SEC comments are received on or prior to the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, within 55 days after such initial filing). Subject to Section 5.4(d), the Company shall use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and shall take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq and all other applicable Legal Requirements.

(b) Subject to the terms of Section 5.4(d): (i) the Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholders’ Meeting; (ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 2.20 and (B) a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company’s stockholders vote in favor of the adoption of this Agreement. Nothing in this Agreement shall prohibit the Board or any director from fulfilling its or his duty of candor or disclosure to the Company’s stockholders under applicable law. For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

5.3 Confidentiality; Access to Information.

(a) The parties acknowledge that Parent and the Company have previously executed a letter agreement, dated as of December 2, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, other than the provisions of paragraph 1 of the Confidentiality Agreement, which are superseded by Section 5.4.

(b) The Company shall afford Parent and its accountants, counsel, advisors and other representatives reasonable access, subject to Legal Requirements, during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request.

(c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.4 No Solicitation.

(a) No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, nor shall they authorize or permit any of their respective officers and directors (or affiliates of any of such officers or directors), affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by the Company or any subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.4(g)(i)) with respect to the Company or any subsidiary, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or any subsidiary, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to the Company or any subsidiary, except as to the existence of these provisions and to the extent specifically permitted pursuant to Section 5.4(d), (iv) approve, endorse or recommend any Acquisition Proposal with respect to the Company or any subsidiary (except to the extent specifically permitted pursuant to Section 5.4(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Company or any subsidiary. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in no event more than 48 hours) after the first officer or director of the Company becomes aware of the receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Board reasonably believes would lead to an Acquisition Proposal, the Company shall provide to Parent oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide to Parent as promptly as practicable (but in no event more than 48 hours thereafter) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry (to the extent such nonpublic information has not been previously so furnished).

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting at which the Board is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company or any subsidiary receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably expected to result in, a Superior Offer (as defined in Section 5.4(g)(ii)), the Company and its Representatives on behalf of the Company may then take the following actions (but only if and to the extent that the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive to such third party as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions and negotiations with such third party, the Company gives Parent written notice of the its intention to enter into discussions and negotiations with such third party.

(d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger, recommend a Superior Offer and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (vi) are met:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Stockholders’ Meeting has not occurred;

(iii) The Company shall have (A) provided to Parent written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Board intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to Parent all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer;

(iv) The Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law;

(v) Parent shall not have, within five (5) days of Parent’s receipt of the notice referred to in Section 5.4(d)(iii), made an offer that the Board by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable, from a financial point of view, to the Company’s stockholders as such Superior Offer (it being agreed that (A) the Board shall convene a meeting to consider any such offer by Parent promptly following receipt thereof, (B) that the

Board will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of the adoption of this Agreement for five (5) days after receipt by Parent of the notice referred to in Section 5.4(d)(iii), and (C) any change to the financial or other material terms of such Superior Offer shall require a new notice pursuant to Section 5.4(d)(iii) and a new five (5) day period under this Section 5.4(d)(v).

(vi) It shall not have breached any of the provisions set forth in this Section 5.4.

(e) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement (but subject to the Company’s right to terminate this Agreement pursuant to Section 7.1(e)), the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Prior to the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Board from taking any action necessary to comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided that the content of any such disclosure shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.4(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of the Company any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

(ii) “Superior Offer,” shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board has in good faith concluded (after consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and for which financing, to the extent required, is then committed or, in the good faith judgment of the Board, such financing is reasonably capable of being consummated.

5.5 Public Disclosure.

(a) Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Transactions, this Agreement or, except for as necessary to effect the Company’s rights under Section 5.4(d), an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

(b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation, except, in exigent circumstances, as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

5.6 Reasonable Efforts; Notification.

(a) Other than taking any action permitted by Section 5.4(d) and subject to the limitations set forth in Section 5.9, upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments not inconsistent with the terms of this Agreement reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use commercially reasonable efforts to ensure that the Transactions may be consummated in the most expeditious manner promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company will notify Parent of any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the consummation of the Merger.

5.7 Third Party Consents and Notices.

(a) As soon as practicable following the date hereof, the Company shall use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective material Contracts required to be obtained in connection with the consummation of the Transactions, including those set forth on Section 5.7 of the Company Disclosure Letter.

(b) As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its subsidiaries’ respective material Contracts that are required to be provided in connection with the consummation of the Transactions.

(c) The Company shall give all notices and other information required to be given to the Employees, any collective bargaining unit representing any group of Employees, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable law in connection with the transactions contemplated by this Agreement.

5.8 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its current or former directors and officers (the “Indemnified Parties”) in effect on the date hereof and listed on the Company Disclosure Letter, and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties or individuals who, immediately prior to the Effective Time, were Employees or agents of the Company, unless such modification is required by applicable law.

(b) At any time prior to the Closing, the Company may purchase, for a price (which shall in no event exceed the Cap Amount regardless of any amounts credited against premium payments previously paid by the Company) not to exceed the amount set forth on Section 5.8(b) of the Company Disclosure Letter (the “Cap Amount”), directors’ and officers’ liability tail coverage (for a period of six (6) years following the Effective Time), covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms comparable to those applicable to the current directors and officers of the Company, and covering all periods prior to the Effective Time (the “Tail Coverage”). As soon as practicable following the Closing, in the event Company shall not have purchased the Tail Coverage, Parent shall (or shall cause the Surviving Corporation to) purchase the Tail Coverage, provided that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate in connection with the purchase of such Tail Coverage an amount in excess of the Cap Amount and, in the event a comparable level of directors’ and officers’ liability Tail Coverage is not readily available for the Cap Amount without undue effort or expense, Parent (or the Surviving Corporation, as the case may be) shall only be obligated to purchase such Tail Coverage as may be purchased for the Cap Amount.

(c) This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or person in such consolidation or merger or (ii) transfers all or substantially all of its assets to any person, then in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.8.

5.9 Regulatory Filings.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals of Governmental Entities required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, and as promptly as practicable make any other additional filings required by any other applicable Antitrust Laws (as defined herein). The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.9(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation 139/2004 of the European Commission, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as practicable after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company, (B) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the Company’s business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied with its obligations under this Section 5.9.

5.10 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, for purposes of this Section 5.10 “Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to advance review and approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

5.11 Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a “Transferred Company Employee” and collectively, the “Transferred Company Employees”) with similar types and levels of employee benefits as those provided to similarly situated employees of Parent; provided that nothing herein shall preclude Parent from maintaining one or more of the Company’s benefit plans and programs for a transition period following the Effective Time. Parent shall treat and cause its applicable benefit plans to treat the service of Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting in Parent benefit plans, including applicability of minimum waiting periods for participation. Parent shall use commercially reasonable efforts to provide that no Transferred Company Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent’s group plan (unless covered under one of the Company’s group health plans), or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation; provided that such Transferred Employees are based in the United States and meet applicable actively at work requirements as of the Effective Time. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent benefit plans or under circumstances in which such coverage, benefits or credit would result in a duplication of benefits.

5.12 Form S-8 Filing. Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Parent Stock Options resulting from the assumption of Company Stock Options in accordance with Section 1.6(d) for which registration on Form S-8 is available as soon as reasonably practicable, but in any event, within 30 days after the Closing Date.

5.13 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Company Insiders (as defined below), the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. “Company Insiders” shall mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

5.14 Formation of Merger Sub. Parent shall duly form Merger Sub as a wholly owned subsidiary of Parent incorporated in Delaware and shall cause Merger Sub to execute and deliver this Agreement prior to the Closing. For the avoidance of doubt, the failure of Merger Sub to sign this Agreement on the date hereof shall not call into question the binding and enforceable nature of this Agreement among those parties who have executed and delivered this Agreement as of the date hereof. Parent shall cause the board of directors of Merger Sub to approve and adopt this Agreement and shall vote its shares or consent in writing to the adoption of this Agreement in its capacity as the sole stockholder of Merger Sub.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote under applicable law by the stockholders of the Company.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Governmental Approvals. All applicable waiting periods under the HSR Act and under any applicable material foreign or other Antitrust Laws shall have expired or been terminated, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.

6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not, individually or in the aggregate with other such failures to be true and correct, materially and adversely effect the ability of Parent or Merger Sub to consummate the Merger or pay, or cause to be paid, the Merger Consideration. The Company shall have a received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate with other such failures to be true and correct, a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before June 30, 2005 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by the Company, upon approval of the Board, if (i) the Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, a Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law, (ii) immediately following such termination and payment of the Termination Fee (as defined below) to Parent, the Company enters into a definitive agreement with respect to a Superior Offer and immediately prior to such termination, such definitive agreement was capable of acceptance, and (iii) it has complied with its obligations under Section 5.4; provided, however, that (A) any termination of this Agreement pursuant to this Section 7.1(e) shall not be effective until the Company has made full payment of the Termination Fee.

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for 30 days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30-day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 30-day period);

(h) by Parent, upon the failure of the Company or any Representative to comply with the provisions of Section 5.4 in all material respects;

(i) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; provided, however, that if such Material Adverse Effect on the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(i) for 30 days after delivery of written notice from Parent to the Company of such Material Adverse Effect on the Company, provided the Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect on the Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(i) if the Company is cured during such 30-day period); or

(j) by Parent if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed, qualified or modified in a manner adverse to Parent the Board’s or committee’s unanimous recommendation in favor of the adoption of this Agreement or the Merger or the approval of the Transactions (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period, as defined below, shall be considered an adverse modification); (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Company Common Stock vote in favor of the adoption of this Agreement; (iii) the Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days (such ten (10) business day period, the “Acquisition Proposal Assessment Period”) after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (vi) the Board shall have failed to reaffirm its approval or recommendation of this Agreement as promptly as practicable (but in any event within five (5) days) after receipt of a written request to do so from Parent.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 7.1 will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, 30 days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms, as such terms are modified by Section 5.3(a).

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent in immediately available funds, within one (1) business day thereafter, an amount equal to $12,000,000 (the “Termination Fee”) if this Agreement is terminated by Parent pursuant to Section 7.1(j).

(ii) The Company shall pay to Parent in immediately available funds, concurrent with the termination by the Company of this Agreement pursuant to Section 7.1(e), an amount equal to the Termination Fee.

(iii) The Company shall pay to Parent in immediately available funds, within one (1) business day after the occurrence of the events stipulated in paragraphs (A) or (B) below, as the case may be, an amount equal to the Termination Fee, if this Agreement is terminated by Parent pursuant to Section 7.1(b) or Section 7.1(d) and any of the following shall occur:

(A) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) days prior to the earlier to occur of the End Date or the Stockholders’ Meeting, as applicable, and within 12 months following the termination of this Agreement any Company Acquisition (as defined below) is consummated; or

(B) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) days prior to the earlier to occur of the End Date or the Stockholders’ Meeting, as applicable, and within 12 months following the termination of this Agreement the Company enters into a letter of intent or similar document or any Contract providing for any Company Acquisition.

(iv) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement.

(v) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or

Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any Employees or stockholders of the Company, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee pursuant to this Section 7.3(b), the parties agree that, upon any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages, for any such termination of this Agreement. Notwithstanding the foregoing, payment of the Termination Fee pursuant to this Section 7.3(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any Employees or stockholders of the Company, with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the willful or intentional breach or misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement.

(vi) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (B) a sale or other disposition by the Company of assets representing in excess of 40% of the aggregate fair market value of the Company’s business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Company.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any condition set forth in Section 6.1(a) may not be waived without the express written consent of Parent and the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall terminate and be of no further force or effect at, and as of, the Effective Time, and only the covenants and agreements of the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

3Com Corporation

350 Campus Drive

Marlborough, Massachusetts 01752

Attention: General Counsel

Telephone No.: (508) 323-1000

Telecopy No.: (508) 323-1044

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry W. Sonsini, Esq.

                 Katharine A. Martin, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12 East 49th Street, 30th Floor

New York, New York 10017

Attention: Robert D. Sanchez, Esq.

Telephone No.: (212) 999-5800

Telecopy No.: (212) 999-5899

(b)	if to the Company, to:

TippingPoint Technologies, Inc.

7501B N. Capital of Texas Highway

Austin, Texas 78731

Attention: General Counsel

Telephone No.: (512) 681-8000

Telecopy No.: (512) 681-8499

with a copy to:

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attn: William R. Volk, Esq.

          Kyle Fox, Esq.

Telephone No.: (512) 542-8400

Telecopy No.: (512) 542-8612

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished” to Parent if such item has been sent to Parent or its representatives, provided to Parent or its representatives or made available to Parent or its representatives for review, in a data room or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers or directors of such party has actual knowledge of such matter; provided that with respect to any executive officer or director, such executive officer or director shall have made reasonable inquiry of the Employees responsible for such matter in question; and provided, further, that if any executive officer or director does not make such reasonable inquiry, then such executive officer or director shall be deemed to have actual knowledge of those facts or matters that such executive officer or director would have had, had he or she made such inquiry.

(c) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any entity, including the Company and its subsidiaries, means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition, or results of operations of such entity and its subsidiaries taken as a whole, or the ability of such entity to perform its obligations under this Agreement and timely consummate the Transactions; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (A) any change in the market price or trading volume of the Company Common Stock after the date hereof (provided that such exclusion shall not apply to any underlying effect that may have caused or significantly contributed to such change in trading prices or volumes); (B) any adverse change, event, violation, inaccuracy, circumstance or effect that results from or is attributable to conditions affecting the industries in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which changes in each case do not disproportionately affect the Company or its subsidiaries, as the case may be); (C) the institution of litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties in connection with this Agreement or the Transactions; (D) any failure in and of itself by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenue or earnings are released) on or after the date of this Agreement; (E) any adverse change, event, violation, inaccuracy, circumstance or effect that results from the loss, diminution or disruption of the Company’s customer, distributor or supplier relationships that results from or is primarily attributable to the public announcement or pendency of the Merger; (F) any adverse change, event, violation, inaccuracy, circumstance or effect that results from or is primarily attributable to the Company’s compliance with its covenants contained in this Agreement; or (G) any adverse change, event, violation, inaccuracy, circumstance or effect required by any change in Legal Requirements or accounting requirements or principles which change occurs or becomes effective after the date of this Agreement.

(d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Boston, Massachusetts are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.

(f) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 5.3(a); and (b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within Newcastle County in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Newcastle County, Delaware.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

3COM CORPORATION

By:	/s/ Neal D. Goldman

Name:	Neal D. Goldman

Title:	Senior Vice President, Management Services, General Counsel and Secretary

TOPAZ ACQUISITION CORPORATION

By:	/s/ Neal D. Goldman

Name:	Neal D. Goldman

Title:	President

TIPPINGPOINT TECHNOLOGIES, INC.

By:	/s/ Kip McClanahan

Name:	Kip McClanahan

Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

December 12, 2004

Board of Directors

TippingPoint Technologies, Inc.

7501 North Capital of Texas Highway, Building B

Austin, Texas 78731

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Common Stock”) of TippingPoint Technologies, Inc. (“TippingPoint” or the “Company”) of $47.00 per share of Common Stock in cash to be received by such holders (the “Consideration”) pursuant to the terms of the Agreement and Plan of Merger, to be dated as of December 13, 2004 (the “Agreement”), by and among the Company, 3Com Corporation (“3Com”) and Topaz Acquisition Corporation. The merger of TippingPoint with Topaz Acquisition Corporation is herein referred to as the “Transaction.”

America’s Growth Capital, LLC (“America’s”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of November 30, 2004. America’s and its affiliates in the ordinary course of business has in the past and may in the future provide commercial and investment banking services to the Company and has received and may receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated December 9, 2004;

•	additional certain information relayed to America’s by the Company regarding terms of the transaction that were not reflected in the draft of the Agreement dated December 9, 2004;

•	certain publicly available information, including SEC filings, for the Company and 3Com and certain other relevant public financial and operating data furnished to America’s by the Company’s management;

•	certain internal financial analyses, historical financials, financial forecasts, reports and other information concerning the Company, prepared by the management of the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain valuation statistics of publicly traded companies that we deemed relevant;

Board of Directors

TippingPoint Technologies, Inc.

December 12, 2004

•	financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or 3Com. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. We have not made any review of or sought or obtained advice of legal counsel regarding legal matters relating to the Company, and we understand that the Company has relied and will rely only on the advice of legal counsel to the Company as to such matters. Our services to the Company in connection with the Transaction have been comprised of (i) soliciting third party indications of interest in acquiring the Company, (ii) advising the Board of Directors regarding financial matters relevant to the Transaction, and (iii) rendering an opinion as to the fairness, from a financial point of view, to the holders of the Common Stock of the Consideration to be received by such holders. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially the same as the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended exclusively for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and shall not be disclosed to any third party or circulated or referred to publicly without our prior written consent. Reference to or reproduction of our opinion or reference to America’s required to be made in a proxy statement of the Company or any other filing with the Securities and Exchange Commission required to be filed under the securities laws shall be permitted only if our opinion is reproduced in full and any other references to us or to our opinion or advice is approved by us in advance. This letter does not constitute a recommendation to any stockholder of the Company to take any action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.

Board of Directors

TippingPoint Technologies, Inc.

December 12, 2004

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of Common Stock in the Transaction is fair, to such holders from a financial point of view.

Very truly yours,

/s/ America’s Growth Capital, LLC

APPENDIX C

DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TIPPINGPOINT TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

JANUARY 31, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF TIPPINGPOINT TECHNOLOGIES, INC.

The undersigned stockholder of TippingPoint Technologies, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated January 6, 2005, and revoking all prior proxies, hereby appoints Adam Chibib and William J. Murphy (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of TippingPoint Technologies, Inc. to be held at the Renaissance Austin Hotel, The Brazos Room, 9721 Arboretum Boulevard, Austin, Texas, at 8:00 a.m. on Monday, January 31, 2005, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:

1.	To adopt the Agreement and Plan of Merger, dated as of December 13, 2004, among 3Com Corporation, a Delaware corporation, Topaz Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of 3Com Corporation, and TippingPoint, pursuant to which TippingPoint will become a wholly owned subsidiary of 3Com and each outstanding share of TippingPoint common stock will be converted into the right to receive $47.00 in cash.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Proxy cards properly executed and returned without direction will be voted “FOR” each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If the signer is a partnership, please sign the partnership name by an authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated , 2005	IMPORTANT: Please insert date.

INDIVIDUAL HOLDER:	Signature—Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER

Company Name

By:
Its: